Exhibit 10.1
[Execution Copy]

$25,000,000
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
among
TRICO MARINE SERVICES, INC.,
as Borrower,
THE GUARANTORS PARTY HERETO,
THE LENDERS PARTY HERETO,
NORDEA BANK FINLAND PLC, NEW YORK BRANCH,
as Collateral Agent,
and
OBSIDIAN AGENCY SERVICES, INC.,
as Administrative Agent
Dated as of June 11, 2010

(i)

(ii)

(iii)

(iv)

(v)

Page

SCHEDULE I	-	Loan Commitments
SCHEDULE II	-	Lender Addresses
SCHEDULE III	-	ERISA
SCHEDULE IV	-	Subsidiaries
SCHEDULE V	-	Existing Indebtedness
SCHEDULE VI	-	Insurance
SCHEDULE VII	-	Legal Name; Type of Organization and Whether a Registered Organization; Jurisdiction of Organization; Etc.
SCHEDULE VIII	-	Existing Liens
SCHEDULE IX	-	Existing Investments
SCHEDULE X	-	Projections
SCHEDULE XI	-	Affiliate Transactions
SCHEDULE XII	-	Tax Matters
SCHEDULE XIII	-	[Intentionally Omitted]
SCHEDULE XIV	-	Collateral Vessels
SCHEDULE XV	-	Approved Classification Societies
SCHEDULE XVI	-	[Intentionally Omitted]
SCHEDULE XVII	-	Required Insurance
SCHEDULE XVIII		Mexican JV Installment Sale Arrangements

EXHIBIT A	Request for Funds Release
EXHIBIT B	Note
EXHIBIT C	[Intentionally Omitted]
EXHIBIT D	Section 5.04(b)(ii) Certificate
EXHIBIT E	Opinion of Vinson & Elkins L.L.P.
EXHIBIT F	Officers’ Certificate
EXHIBIT G	Pledge and Security Agreement
EXHIBIT H	Solvency Certificate
EXHIBIT I	Compliance Certificate
EXHIBIT J	Assignment and Assumption Agreement
EXHIBIT K	Intercompany Subordination Agreement
EXHIBIT L	Form of Vessel Mortgage
EXHIBIT M-1	Assignment of Earnings
EXHIBIT M-2	Assignment of Insurance
EXHIBIT N	[Intentionally Omitted]
EXHIBIT O	[Intentionally Omitted]
EXHIBIT P	Intercreditor Agreement

(vi)

               SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 11, 2010 (this “Agreement”), among TRICO MARINE SERVICES, INC., a Delaware corporation (the “Borrower”), the Guarantors from time to time party hereto, the Lenders from time to time party hereto, NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as collateral agent, and OBSIDIAN AGENCY SERVICES, INC., as Administrative Agent (in such capacity, the “Administrative Agent”). All capitalized terms used herein and defined in Section 1 are used herein as therein defined.
W I T N E S S E T H:
               WHEREAS, the Borrower, certain of the Guarantors, the lenders party thereto and the Prior Administrative Agent are parties to that certain Amended and Restated Credit Agreement, dated as of August 29, 2008, as amended to date (as amended, the “Existing Credit Agreement”);
               WHEREAS, the initial Lenders party hereto acquired, and were assigned, all right, title and interest in the loans and commitments outstanding under the Existing Credit Agreement; and
               WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent desire to amend and restate the Existing Credit Agreement to, among other things, convert the revolving loans under the Existing Credit Agreement into term loans, modify the applicable interest rates and include additional guarantors;
               Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
                    SECTION 1. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
               “Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.
               “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Affiliate thereof shall be considered an Affiliate of the Borrower or any Subsidiary thereof.
               “Aggregate Appraised Value” shall mean at any time, the sum of the Appraised Value of all Mortgaged Vessels owned by the Borrower and the Guarantors which have not been sold, transferred, lost or otherwise disposed of.
               “Aggregate Exposure” at any time shall mean the aggregate principal amount of Loans then outstanding.
               “Agreement” shall mean this Credit Agreement.
               “Amendment and Restatement Effective Date” shall have the meaning provided in Section 14.10.
               “Applicable Margin” shall mean a percentage per annum equal to 11.5%.
               “Appraisal” shall mean, with respect to a Mortgaged Vessel, an “as built” written appraisal by an Approved Appraiser of the fair market value of such Vessel on an individual charter free basis.
               “Appraised Value” of any Mortgaged Vessel at any time shall mean the fair market value of such Vessel on an individual charter free basis as set forth on the Appraisal most recently delivered to, or obtained by, the Administrative Agent prior to such time pursuant to Section 9.01(h).
               “Approved Appraiser” shall mean R.S. Platou, Fearnleys A.S. and ODS Petrodata or such other independent appraisal firm as may be reasonably acceptable to the Administrative Agent.
               “Asset Sale” shall mean any transaction or series of related transactions pursuant to which the Borrower, any of its Subsidiaries (other than the Trico Supply Group) or the Mexican JV directly or indirectly sells, issues, conveys, transfers, exchanges, leases, charters (other than operating leases and charters entered into in the ordinary course of business consistent with past practices), assigns or otherwise transfers for value to any Person (other than (i) with respect to an Asset Sale by the Borrower or any Guarantor, to the Borrower or any Guarantor or (ii) with respect to an Asset Sale by a Subsidiary that is not the Borrower or a Guarantor, to the Borrower or any of its Subsidiaries) any property or assets (including interests therein), whether now owned or hereafter acquired, of the Borrower or any of its Subsidiaries; provided, however, that (i) the sale, lease, conveyance, disposition or other transfer by the Borrower or any of its Subsidiaries of inventory in the ordinary course of business and (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Borrower pursuant to Section 10.02(vi) will not be deemed to be Asset Sales; provided, further, that an Event of Loss shall be deemed an Asset Sale.
               “Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit J (appropriately completed).

               “Assignment of Charters” shall mean the Assignment of Charters substantially in the form of Exhibit B to the Assignment of Earnings.
               “Assignment of Earnings” shall mean the Assignment of Earnings in the form of Exhibit M-1.
               “Assignment of Insurances” shall mean the Assignment of Insurances in the form of Exhibit M-2.
               “Bankruptcy Code” shall have the meaning provided in Section 11.05.
               “Blocked Account” shall mean the deposit account number 8980004997 of the Borrower at Union Bank, N.A.
               “Blocked Account Agreement” shall mean that certain Special Deposit Account Control Agreement (Security Interest in Deposit Account), dated as of the date hereof, by and among the Administrative Agent, the Borrower and Union Bank, N.A.
               “Borrower” shall have the meaning set forth in the first paragraph of this Agreement.
               “Borrowing” shall mean the borrowing of Loans from all the Lenders having Commitments on a given date and, in the case of Eurodollar Loans, having the same Interest Period. For the avoidance of doubt, all Borrowing of loans under the Existing Credit Agreement shall constitute a “Borrowing” hereunder.
               “Budget” shall have the meaning provided in Section 15.10.
               “Business Day” shall mean (i) for all purposes other than as covered by the following clause (ii), any day except Saturday, Sunday and any day which shall be in New York, New York or London, the United Kingdom, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the applicable interbank Eurodollar market.
               “Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP (excluding Capitalized Lease Obligations).
               “Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

               “Capitalized Lease Obligations” shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
               “Cash Equivalents” shall mean, as to any Person, (i) (x) Dollars and (y) in the case of any Foreign Subsidiary of the Borrower, Euros and such local currencies held by any such Foreign Subsidiary from time to time in the ordinary course of its business, (ii) securities issued or directly and fully guaranteed or insured by (x) in the case of a Foreign Subsidiary of the Borrower organized in Norway, Norway or any agency of instrumentality thereof (provided that the full faith and credit of Norway is pledged in support thereof) and (y) in all cases, the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), in either case having maturities of not more than six months from the date of acquisition, (iii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iv) time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank organized under the laws of the United States, any State thereof or any other country which is a member of the Organization for Economic Cooperation and Development and, in each case, having total assets in excess of $10,000,000,000 (or an equivalent amount in the currency of any member country), (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (ii)(y) above entered into with any bank meeting the qualifications specified in clause (iv) above, (vi) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, (vii) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (vi) above and (viii) in the case of Foreign Subsidiaries of the Borrower, overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business.
               “Cash Operating Disbursements” shall mean, for any period, amounts paid in cash from a Credit Party Account during such period for the purpose of funding (i) payroll, (ii) general and administrative expenses, (iii) rental and lease expense, (iv) debt service, (v) capital expenditures, (vi) operating expenses of foreign Subsidiaries and joint ventures, (vii) Restructuring Charges and (viii) other operating expenses.
               “Cash Operating Receipts” shall mean, for any period, the aggregate cumulative cash deposited into any Credit Party Account during such period so long as such cash (i) is not proceeds of Indebtedness for borrowed money incurred by the Borrower or its Subsidiaries (other than the Trico Supply Group) and (ii) has not been transferred to such Credit Party Account from another Credit Party Account.

               “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.
               “Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Borrower; (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors or (iii) the Borrower shall cease to own, directly or indirectly, 100% of the voting and/or economic interests of each Person which owns a Mortgaged Vessel.
               “Claims” shall have the meaning provided in Section 14.19.
               “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
               “Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge and Security Agreement Collateral, all Earnings and Insurance Collateral, all Mortgaged Vessels, and all cash and cash equivalents at any time delivered as collateral hereunder.
               “Collateral Agent” shall mean Nordea Bank Finland plc, New York Branch or any successor collateral agent appointed by the Administrative Agent, acting as collateral agent for the Secured Creditors pursuant to the Security Documents.
               “Collateral Disposition” shall mean (i) the sale, lease, transfer or other disposition other than pursuant to a charter by the Borrower or any of its Subsidiaries to any Person other than the Borrower or a Guarantor of any Mortgaged Vessel or (ii) any Event of Loss of any Mortgaged Vessel.
               “Collateral Vessels” shall mean, collectively, the Vessels listed on Schedule XIV, and, individually, any of such Vessels.
               “Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name on Schedule I hereto directly below the column entitled “Commitment” as the same may be adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 14.04(b).
               “Commitment Letter” shall mean that certain Commitment Letter for Existing Credit Commitment Purchase and DIP Facility, dated June 7, 2010, by and between Tennenbaum Opportunity Fund, LLC and the Borrower.

               “Consolidated Cash Flow” shall mean for any period, the Cash Operating Receipts minus the Cash Operating Disbursements for such period.
               “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, before deducting therefrom (i) consolidated interest expense of the Borrower, its Subsidiaries (other than the Trico Supply Group) and the Mexican JV for such period, (ii) provision for taxes based on income that were included in arriving at Consolidated Net Income for such period, (iii) the amount of all amortization of intangibles and depreciation to the extent that same was deducted in arriving at Consolidated Net Income for such period and without giving effect (x) to any extraordinary gains or extraordinary non-cash losses (except to the extent that any such extraordinary non-cash losses require a cash payment in a future period) and (y) to any or gains or losses from sales of assets other than from sales of inventory in the ordinary course of business, (iv) one time Restructuring Costs amortized in such period; and (v) expenses incurred in connection with stock based compensation; provided that, for purposes of Section 10.08 only, pro forma adjustment satisfactory to the Administrative Agent shall be made for any vessels acquired by or delivered to the Borrower or any Subsidiary prior to December 31, 2009 as if such vessels were acquired or delivered on the first day of the relevant Test Period; provided, further, that the calculation of Consolidated EBITDA shall exclude any and all non-cash gains and losses in connection with embedded derivatives related to the Senior Notes.
               “Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower, its Subsidiaries (other than the Trico Supply Group) and the Mexican JV for such period, determined on a consolidated basis (after any deduction for minority interests), provided that (i) the net income of any Subsidiary of the Borrower shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary and (ii) the net income (or loss) of any other Person acquired by the Borrower or a Subsidiary of the Borrower in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.
               “Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Original Effective Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
               “Continuing Directors” means the directors of the Borrower on the Original Effective Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.
               “Convertible Debenture Holder” shall mean a holder of the Convertible Debentures.
               “Convertible Debentures” shall mean the 3.00% Senior Convertible Debentures of the Borrower, due 2027, dated February 7, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time pursuant to Section 10.18).
               “Convertible Debenture Forbearance Agreement” shall have the meaning provided in Section 11.04.
               “Converting Loans” shall have the meaning provided in Section 2.01A.
               “Credit Documents” shall mean this Agreement (including the Guaranty), each Note, each Security Document, the Intercreditor Agreement, the Intercompany Subordination Agreement and, after the execution and delivery thereof, each additional Security Document executed pursuant to Section 9.11.
               “Credit Event” shall mean the making of the Loans or a Funds Release.
               “Credit Party” shall mean the Borrower and each Guarantor.
               “Credit Party Account” shall mean any Dollar-denominated account that is (i) in the name of the Borrower, Trico Assets, Trico Operators or Trico Marine International, Inc and (ii) subject to a Deposit Account Control Agreement.
               “Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
               “Deposit Account Control Agreement” shall mean that certain Amended and Restated Control Agreement Regarding Deposit Accounts, dated as of the date hereof, among Trico Assets, Trico Operators, the Collateral Agent and Nordea Bank Finland plc, New York Branch, as deposit account bank..
               “Dividend” with respect to any Person shall mean that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration (other than common equity of such Person) any shares of any class of its Capital Stock or any partnership or membership interests outstanding on or after the Original Effective Date (or any options or warrants issued by such Person with respect to its Capital Stock or other equity interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration (other than common equity of such Person) any shares of any class of the Capital Stock of, or other equity interests in, such Person outstanding on or after the Original Effective Date (or any options or warrants issued by such Person with respect to its Capital Stock or other equity interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made (other than common equity of such Person) by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
               “Dollars” and the sign “$” shall each mean lawful money of the United States.
               “Domestic Subsidiary” shall mean, as to any Person, each Subsidiary of such Person that is organized under the laws of the United States, any state thereof or the District of Columbia.
               “Earnings and Insurance Collateral” shall mean all “Earnings Collateral” and “Insurance Collateral”, as the case may be, as defined in the respective Assignment of Earnings and the Assignment of Insurances.
               “Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act).
               “Environmental Claim” shall mean any written claim, action, suit, cause of action or notice by any person or entity alleging potential liability arising out of, based on or resulting from (a) the Release into the environment, of any Hazardous Material or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
               “Environmental Law” shall mean all applicable foreign, federal, state and local laws and regulations having the force and effect of law relating to the protection of the natural environment or imposing liability or standards of conduct concerning the use, handling, storage, or management of any Hazardous Material, each as in effect and as amended through the Original Effective Date.
               “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
               “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

               “Eurodollar Loans” shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.
               “Eurodollar Rate” shall mean with respect to each Interest Period for a Loan, (a) the offered rate (rounded upward to the nearest 1/100 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period as is displayed on Reuters Screen LIBOR01 Page (or successor or substitute therefor), provided that if on such date no such rate is so displayed or, in the case of the initial Interest Period in respect of a Loan, if less than three Business Days’ prior notice of such Loan shall have been delivered to the Administrative Agent, the Eurodollar Rate for such period shall be the rate quoted to the Administrative Agent as the offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which the Eurodollar Rate is to be determined for a period equivalent to such applicable Interest Period by prime banks in the London interbank Eurodollar market at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period, in each case divided (and rounded upward to the nearest 1/100 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).
               “Event of Default” shall have the meaning provided in Section 11.
               “Event of Loss” shall mean any of the following events: (x) the actual or constructive total loss of a Mortgaged Vessel or the agreed or compromised total loss of a Mortgaged Vessel; or (y) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of (in each case, other than temporary seizure for customs lasting no more than 90 days), or any taking of title to, a Mortgaged Vessel. An Event of Loss shall be deemed to have occurred: (i) in the event of an actual loss of a Mortgaged Vessel, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Mortgaged Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Mortgaged Vessel, at the time and on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.
               “Excluded Taxes” shall have the meaning provided in Section 5.04(a).
               “Existing Credit Agreement” shall have the meaning provided in the recitals.
               “Existing Indebtedness” shall have the meaning provided in Section 8.18.
               “Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a

Business Day, the average of the quotations at approximately 11:00 A.M. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.
               “Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.
               “Financial Covenants” shall collectively mean the financial covenants as set forth in Sections 10.07, 10.08, and 10.09.
               “Foreign Lender” shall mean any Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code).
               “Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
               “Foreign Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Domestic Subsidiary.
               “Funds Flow Memo” shall mean (i) the Existing Lender Closing Funds Flow Memo among the Borrower, the Prior Administrative Agent, the Previous Lenders and the Tennenbaum Lenders entered into in connection with the Amendment and Restatement Effective Date and (ii) the Closing Funds Flow Memo among the Borrower and the Tennenbaum Lenders entered into in connection with the Amendment and Restatement Effective Date.
               “Funds Release” shall have the meaning provided in Section 7.
               “GAAP” shall mean generally accepted accounting principles in the United States consistently applied.
               “Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent and the Lenders.
               “Guaranteed Obligations” shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of each Obligation of the Borrower (including Obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due and any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) and (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of the Borrower owing under any Interest Rate Protection Agreement or any Other Hedging Agreement entered into by the Borrower with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or affiliate participates in such Interest Rate Protection Agreement or such Other Hedging Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.
               “Guarantor” shall mean each direct or indirect Subsidiary of the Borrower, excluding the Trico Supply Group, but including, without limitation: Trico Assets, Trico Operators, Trico Marine International, Inc., Trico Marine Services (Hong Kong) Limited, Coastal Inland Marine Services Ltd., Servicios de Apoyo Maritimo de Mexico, S. de R.L. de C.V., Trico Servicos Maritimos Ltda, Trico Marine Cayman, L.P., Trico Holdco, LLC, Trico International Holdings B.V. and Trico Marine International Holdings B.V.
               “Guaranty” shall mean the Guaranty set forth in Section 13 hereof.
               “Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, ureaformaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.
               “Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, and (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement. Notwithstanding the foregoing, Indebtedness shall not include (i) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person or (ii) milestone payments and similar obligations incurred by any Person under any vessel purchase contract.

               “Intercompany Loan” shall have the meaning provided in Section 10.05(vii).
               “Intercompany Subordination Agreement” shall mean the Intercompany Subordination Agreement substantially in the form of Exhibit K (appropriately completed).
               “Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of May 14, 2009, by and among the Collateral Agent, the Second-Lien Notes Collateral Agent, the Borrower and the Original Guarantors.
               “Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.
               “Interest Period” shall have the meaning provided in Section 2.09.
               “Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
               “Investments” shall have the meaning provided in Section 10.05.
               “Junior Financing” shall have the meaning specified in Section 10.18.
               “Junior Financing Documentation” shall mean any documentation governing any Junior Financing.
               “Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
               “Lender” shall mean each financial institution listed on Schedule I, as well as any Person which becomes a “Lender” hereunder pursuant to Section 2.13 or 14.04(b).
               “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).
               “Loan” shall have the meaning provided in Section 2.01A.
               “Loan Commitment” or “Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I hereto directly below the column entitled “Commitment,” as same may be adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 14.04(b).

               “Maintenance Capital Expenditures” shall mean Capital Expenditures incurred in connection with the maintenance, and repair of vessels which are owned by any Subsidiary of the Borrower.
               “Margin Stock” shall have the meaning provided in Regulation U.
               “Material Adverse Effect” shall mean (i) a material adverse effect (w) on the rights or remedies of the Lenders, (x) on the ability of the Borrower and its Subsidiaries taken as a whole to perform its or their obligations to the Lenders, (y) on the Transaction or (z) on the property, assets, operations, liabilities or financial condition of the Borrower and its Subsidiaries taken as a whole, or (ii) a “Material Adverse Effect” as defined in the Second-Lien Notes Collateral Documents.
               “Maturity Date” shall mean December 31, 2011.
               “Mexican JV” shall mean Naviera Mexicana de Servicios, S. de R.L. de C.V.
               “Monthly Payment Date” shall mean the last Business Day of each calendar month occurring after the Amendment and Restatement Effective Date.
               “Mortgaged Vessels” shall mean, at any time, each Collateral Vessel which is subject to a first priority perfected Vessel Mortgage at such time. On the Amendment and Restatement Effective Date, Mortgaged Vessels are the Vessels set forth in Schedule XIV hereto.
               “Net Cash Proceeds” shall mean, with respect to any Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received by the Borrower or any of its Subsidiaries from such Asset Sale net of:
               (a) all out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions);
               (b) taxes paid or payable in connection with such Asset Sale; and
               (c) amounts (i) used to repay Indebtedness that is required to be repaid or otherwise required to be retained or identified for the benefit of a lender, or (ii) by which any commitment for revolving indebtedness is required to be permanently reduced, each in connection with such Asset Sale (other than mandatory repayments under the Second-Lien Notes Documentation or repayments or commitment reductions under this Agreement).
               “New Loans” shall have the meaning provided in Section 2.01A.
               “New Trico Shipping Working Capital Facility” shall mean that certain Credit Agreement, dated as of October 30, 2009, among Trico Marine Cayman, LP, Trico Holdco, LLC, Trico Supply AS, the subsidiary guarantors listed therein, Trico Shipping AS, as borrower, the lenders party thereto from time to time and Nordea Bank Finland plc, New York Branch, as administrative agent, providing for the extension of a working capital facility to the Borrower in the initial principal amount of $33,000,000, and all other documents, instruments and agreements executed and delivered in connection with the New Trico Shipping Working Capital Facility, including but not limited to the TMS Guaranty (as defined therein) by the Borrower and the related Security Documents (as defined therein).
               “Note” shall have the meaning provided in Section 2.05(a).
               “Notice of Borrowing” shall mean the borrowing notice given by the Borrower to the Administrative Agent at the Notice Office on or before the Amendment and Restatement Effective Date
               “Notice Office” shall mean the office of the Administrative Agent located at 2951 28th Street, Suite 1000, Santa Monica, CA 90405, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
               “Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.
               “OPA” shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.
               “Operating Accounts” shall mean all deposit accounts of the Credit Parties other than the Blocked Account.
               “Original Effective Date” shall mean January 31, 2008.
               “Original Guarantors” shall mean Trico Assets and Trico Operators.
               “Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.
               “Parent Company Liens” shall mean, collectively, the Liens on the Capital Stock of Trico Holdco LLC and the Trico Marine Cayman Intercompany Loan and the assets of Trico Marine Cayman, L.P. and Trico Holdco LLC.
               “PATRIOT Act” shall have the meaning provided in Section 14.17.
               “Payment Office” shall mean the office of the Administrative Agent located at 2951 28th Street, Suite 1000, Santa Monica, CA 90405, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
               “Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the outstanding Loans of such Lender at such time and the denominator of which is the total outstanding Loans at such time.

               “Permitted Encumbrance” shall mean easements, rights-of-way, restrictions, encroachments, exceptions to title and other similar charges or encumbrances on any property of the Borrower or any of its Subsidiaries arising in the ordinary course of business which do not materially detract from the value of such.
               “Permitted Liens” shall have the meaning provided in Section 10.01.
               “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
               “Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, excluding any pension plan that is not subject to Title I or Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
               “Pledge and Security Agreement” shall mean that certain Second Amended and Restated Pledge and Security Agreement, dated as of the date hereof, by and among the Borrower, the Original Guarantors and the Collateral Agent.
               “Pledge and Security Agreement Collateral” shall mean all “Collateral” as defined in the Pledge and Security Agreement.
               “Previous Lenders” shall have the meaning provided in Section 15.03.
               “Prime Rate” shall mean the rate which the Administrative Agent announces from time to time as the prime lending rate, the Prime Rate to change when and as such prime lending rate changes. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. A Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
               “Prior Administrative Agent” shall mean Nordea Bank Finland plc, New York Branch, as administrative agent under the Existing Credit Agreement.
               “Projections” shall mean the detailed projected consolidated financial statements of the Borrower and its Subsidiaries provided to the Tennenbaum Lenders in connection with the Amendment and Restatement Effective Date and attached hereto as Schedule X.
               “Qualified Preferred Interests” shall mean any preferred stock of the Borrower so long as the terms of any such preferred stock (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring prior to one year after the Maturity Date, (ii) do not require the cash payment of dividends, (iii) do not contain any covenants other than financial reporting requirements and (iv) do not grant the holder thereof any voting rights except for voting rights on fundamental matters such as mergers, consolidations, sales or all or substantially all of the assets of the issuer thereof, or liquidations involving the issuer thereof.

               “Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
               “Register” shall have the meaning provided in Section 14.15.
               “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
               “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
               “Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
               “Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.
               “Releasees” shall have the meaning provided in Section 14.19.
               “Releasors” shall have the meaning provided in Section 14.19.
               “Replaced Lender” shall have the meaning provided in Section 2.13.
               “Replacement Lender” shall have the meaning provided in Section 2.13.
               “Required Insurance” shall have the meaning specified in Section 15.06.
               “Required Lenders” shall mean Lenders the outstanding principal amount of whose Loans represent an amount greater than 50% of the aggregate outstanding principal amount of all Loans.
               “Restructuring Costs” shall mean the fees, costs and expenses incurred by the Credit Parties in connection with the restructuring efforts of the Borrower and its Subsidiaries (including preparation for a bankruptcy filing, pursuit of an out-of-court restructuring and the negotiation and execution of forbearance agreements and financing arrangements for the Borrower and its Subsidiaries) in an aggregate amount not to exceed $7,500,000.
               “Returns” shall have the meaning provided in Section 8.09.
               “SEC” shall mean the Securities and Exchange Commission or any successor thereto.
               “Second-Lien Note Holder” shall mean a holder of Second-Lien Notes.

               “Second-Lien Notes” shall mean the 8.125% Secured Convertible Debentures of the Borrower, due 2013, dated as of May 14, 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time pursuant to Section 10.18), in an initial aggregate principal amount of $202,812,000 (as such amount may be reduced from time to time pursuant to prepayments, redemptions or repurchases permitted by Section 10.05).
               “Second-Lien Notes Collateral” shall mean each of the following assets of the Borrower or the Grantors with respect to which a Lien is granted (or purported to be granted) as security for the Second-Lien Obligations (as defined in the Intercreditor Agreement) under the Second-Lien Notes Documentation (as in effect on the Amendment and Restatement Effective Date): (i) each of the M/V Big Blue River, the M/V Elm River, the M/V Trico Mystic, the M/V Trico Moon, the M/V Palma River, the M/V Buffalo River, the M/V Powder River, the M/V Roe River, the M/V Truckee River, the M/V Suwannee River, the M/V Oak River and the M/V Trinity River, all of which are owned by Trico Assets, (ii) insurance proceeds assigned by Trico Assets pursuant to second-lien assignments of insurance for each of the M/V Big Blue River, the M/V Elm River, the M/V Trico Mystic, the M/V Trico Moon, the M/V Palma River, the M/V Buffalo River, the M/V Powder River, the M/V Roe River, the M/V Truckee River, (iii) earnings assigned by Trico Assets pursuant to second-lien assignments of earnings for each of the M/V Big Blue River, the M/V Elm River, the M/V Trico Mystic, the M/V Trico Moon, the M/V Palma River, the M/V Buffalo River, the M/V Powder River, the M/V Roe River, the M/V Truckee River, (iv) charters assigned by Trico Assets pursuant to second-lien assignments of charters for each of the M/V Big Blue River, the M/V Elm River, the M/V Trico Mystic, the M/V Trico Moon, the M/V Palma River, the M/V Buffalo River, the M/V Powder River, the M/V Roe River, the M/V Truckee River, (v) the Trico Supply Intercompany Loan Documentation, (vi) the issued and outstanding equity interests in (a) Trico Assets and Trico Operators and (b) any other Domestic Subsidiary at any time owned, directly or indirectly, by the Borrower which owns, directly or indirectly, interests in Trico Assets or Trico Operators, and (vii) other than the Excluded Second-Lien Collateral (as defined in the Intercreditor Agreement), any other assets or property of any Credit Party with respect to which a Lien is granted (or purported to be granted) as security for the Second-Lien Obligations (as defined in the Intercreditor Agreement) (to the extent that such Collateral also constitutes First-Lien Collateral (as defined in the Intercreditor Agreement)).
               “Second-Lien Notes Collateral Agent” shall mean the “Trustee” as defined in the Second-Lien Notes Indenture and any successor thereto.
               “Second-Lien Notes Collateral Documents” shall mean the “Security Documents” as defined in the Second-Lien Notes Indenture.
               “Second-Lien Notes Documentation” shall mean the Second-Lien Notes, the Second-Lien Notes Collateral Documents and all other documents, instruments and agreements executed and delivered in connection with the Second-Lien Notes, including the Second-Lien Notes Indenture.
               “Second-Lien Notes Forbearance Agreement” shall have the meaning provided in Section 11.14(a).

               “Second-Lien Notes Indenture” shall mean the Indenture pursuant to which the Second-Lien Notes, dated as of May 14, 2009 have been issued.
               “Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).
               “Secured Creditors” shall have the meaning assigned that term in the Security Documents.
               “Securities Act” shall mean the Securities Act of 1933, as amended.
               “Security Documents” shall mean the Pledge and Security Agreement, each Assignment of Earnings, each Assignment of Insurances, each Assignment of Charters, each Vessel Mortgage, the Blocked Account Agreement, the Deposit Account Control Agreement and, after execution and delivery thereof, each additional security document delivered pursuant to Section 9.11.
               “Senior Notes” shall mean the Convertible Debentures and the Second-Lien Notes.
               “Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.
               “Taxes” shall have the meaning provided in Section 5.04.
               “Tennenbaum Lenders” means Special Value Continuation Partners, LP, Tennenbaum Opportunities Partners V, LP and Tennenbaum DIP Opportunity Fund, LLC.
               “Test Period” shall mean each relevant test period as set forth in Section 10.08.
               “TMS Intercompany Indebtedness” shall mean the loan agreement in the principal amount of $395,000,000 made between the Borrower, as lender, and the Trico Shipping AS, as borrower, dated on or around May 15, 2008.
               “Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders.
               “Transaction” shall mean, collectively, (i) the entering into of the Credit Documents and (ii) the payment of fees and expenses in connection with the foregoing.
               “Trico Assets” shall mean Trico Marine Assets, Inc., a Delaware corporation.

          “Trico Cayman” shall mean Trico Marine Cayman, L.P.
          “Trico Marine Cayman Intercompany Loan” shall mean the loan in the original principal amount of $33,486,076.35 made by Trico Marine Cayman, L.P., acting through its general partner, Trico Holdco LLC, to Trico Supply pursuant to that certain Loan Agreement, dated as of November 8, 2007.
          “Trico Operators” shall mean Trico Marine Operators, Inc., a Louisiana corporation.
          “Trico Shipping Senior Secured Notes” shall mean Trico Shipping AS’s 11 7/8% Senior Secured Notes due November 1, 2014, issued pursuant to the Senior Secured Note Indenture.
          “Trico Shipping Senior Secured Notes Documents” shall mean the Trico Shipping Senior Secured Notes and all other documents, instruments and agreements executed and delivered in connection with the Trico Shipping Senior Secured Notes, including, but not limited to, the Trico Shipping Senior Secured Notes Indenture.
          “Trico Shipping Senior Secured Notes Indenture” shall mean the Indenture, dated as of October 30, 2009, pursuant to which the Trico Shipping Senior Secured Notes, have been issued.
          “Trico Supply” shall mean Trico Supply AS.
          “Trico Supply Group” shall mean Trico Supply and its Subsidiaries.
          “Trico Supply Intercompany Loan” shall mean the loan from Trico Marine Operators, Inc. to Trico Supply in the initial principal amount of $194,000,000 pursuant to the Trico Supply Intercompany Loan Documentation.
          “Trico Supply Intercompany Loan Documentation” shall mean that certain promissory note dated November 8, 2007 between Trico Supply and Trico Marine Operators, Inc.
          “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
          “United States” and “U.S.” shall each mean the United States of America.
          “Vessel” shall mean sea going vessels and tankers.
          “Vessel Mortgage” shall mean a first-priority preferred mortgage in substantially the form of Exhibit L, or such other form as may be reasonably satisfactory to the Administrative Agent.

          “Vessel Owning Subsidiary” shall mean any Subsidiary of the Borrower that owns a Mortgaged Vessel.
          “Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is also a Foreign Subsidiary of such Person.
          “Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose Capital Stock (other than director’s qualifying shares and/or other nominal amounts of shares required to be held other than by such Person under applicable law) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time. Unless otherwise indicated herein, or the context otherwise requires, all references herein to any Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries shall mean and be deemed to be references to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries, as the case may be, of the Borrower.
ARTICLE II
The Credits
                    SECTION 2. Amount and Terms of Credit Facility.
               2.01A Loan Conversion and Commitments. On the Amendment and Restatement Effective Date, subject to the terms and conditions set forth herein (a) all loans outstanding on such date under the Existing Credit Agreement shall be converted from revolving loans to term loans (the “Converting Loans”) and (b) each Lender agrees, severally and not jointly, to make an additional loan to the Borrower (the “New Loans” and, together with the Converting Loans, the “Loans”) in a principal amount so that (i) the principal amount of such Lender’s Loans equal such Lender’s Commitment and (ii) the aggregate principal amount of all Loans equals the Total Commitment. Amounts paid or prepaid in respect of the Loans may not be reborrowed. Notwithstanding anything herein to the contrary, on and after the Amendment and Restatement Effective Date, the Loans shall no longer be revolving and any and all terms in connection with and with respect to revolving loans contained herein shall be of no further force and effect.
               2.01 [Intentionally Omitted].
               2.02 [Intentionally Omitted].
               2.03 [Intentionally Omitted].
               2.04 Disbursement of Funds. On the Amendment and Restatement Effective Date, each Lender will make available and fund its pro rata portion of the New Loans in immediately available funds as specified in the Funds Flow Memo.
               2.05 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the

Administrative Agent pursuant to Section 14.15 and shall, if requested by such Lender as provided below, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each a “Note” and, collectively, the “Notes”).
          (b) Each Note shall (i) be executed by the Borrower, (ii) be payable to the Lender or its registered assigns and be dated the Amendment and Restatement Effective Date (or, in the case of Notes issued after the Amendment and Restatement Effective Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the outstanding Loans of such Lender at such time and be payable in the principal amount of the Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in Section 2.08, (vi) be subject to voluntary prepayment and mandatory repayment as provided in Sections 5.01 and 5.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.
          (c) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrower’s obligations in respect of such Loans.
          (d) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (c). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall (at its expense) promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.
               2.06 [Intentionally Omitted].
               2.07 Pro Rata Borrowings. All Borrowings of Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
               2.08 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time during such Interest Period plus the greater of (i) the Eurodollar Rate for such Interest Period and (ii) 2.50%.
               (b) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum equal to 2% per annum in excess of the rate then borne by such Loans (or, if such overdue amount is not interest or principal in respect of the Loans, 2% per annum in excess of the rates then applicable to Loans at such time). Interest that accrues under this Section 2.08(b) shall be payable on demand.
               (c) Accrued (and theretofore unpaid) interest in respect of Loans shall be payable in arrears on each Monthly Payment Date, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
               (d) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the Loans to be made pursuant to the applicable Borrowing and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.
               (e) All calculations of interest shall be based on a 360-day year and actual days elapsed.
          2.09 Interest Periods. All Interest Periods applicable to the New Loans shall be one-month Interest Periods. On the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan, the Borrower shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one-, three- or six-month period or such other period as may be agreed by the Lenders (it being understood, however, that during the one-month period preceding the Maturity Date the Borrower, with the consent of the Administrative Agent, may select an Interest Period of less than one month so long as such Interest Period ends no later than the Maturity Date); provided that:
     (i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;
     (ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Loan and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day immediately following the day on which the immediately preceding Interest Period applicable thereto expires;
     (iii) if any Interest Period relating to a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

     (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
     (v) no Interest Period longer than three months may be selected at any time when an Event of Default is then in existence; and
     (vi) no Interest Period in respect of any Borrowing shall be selected which extends beyond the Maturity Date.
          If by 11:00 a.m. (New York time) on the third Business Day preceding the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect a new Interest Period to be applicable to such Loans as provided above, the Borrower shall be deemed to have elected a one month Interest Period to be applicable to such Loans effective as of the expiration date of such current Interest Period.
               2.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):
     (i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the applicable Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or
     (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Amendment and Restatement Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Eurodollar Loan or any other amounts payable hereunder (except for the imposition of, or any change in, the rate of any Excluded Tax), but without duplication of any increased costs with respect to Taxes which are addressed in Section 5.04, or (B) a change in official reserve requirements but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate, and/or (y) other circumstances arising since the Amendment and Restatement Effective Date affecting such Lender or the interbank Eurodollar market or the position of such Lender in such market; or
     (iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order,

(y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) and/or (z) impracticable as a result of a contingency occurring after the Amendment and Restatement Effective Date which materially and adversely affects the Eurodollar market;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto).
          (b) [Intentionally Omitted].
          (c) If any Lender determines that after the Amendment and Restatement Effective Date the introduction or effectiveness of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Loans hereunder or its obligations hereunder, then the Borrower agrees (to the extent applicable) to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.
               2.11 Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any such loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain in respect of Eurodollar Loans made to the Borrower: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 2.10(a), Section 5.01, Section 5.02 or as a result of an acceleration of the Eurodollar Loans pursuant to Section 10) of any of its Loans, or assignment of any of its Loans pursuant to Section 2.13, occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of any other default by the Borrower to repay Eurodollar Loans or make payment on any Note held by such Lender when required by the terms of this Agreement.
               2.12 Change of Lending Office. Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(b), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in Sections 2.10, 3.06 and 5.04.
               2.13 Replacement of Lenders. (y) Upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(b) or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, or (z) as provided in Section 14.12(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower shall have the right to either replace such Lender (the “Replaced Lender”) with one or more Eligible Transferees (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent, provided that:
     (i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 14.04(b) (and with all fees payable pursuant to said Section 14.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum (without duplication) of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender and (II) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01; and
     (ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.
          Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the

Replacement Lender, delivery to the Replacement Lender of the appropriate Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 14.01), which shall survive as to such Replaced Lender.
               2.14 Obsidian Agency Services as Administrative Agent. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, at any time that Obsidian Agency Services, Inc. serves as the Administrative Agent hereunder, (a) the Lenders shall directly fund the Loans to the Borrower, (b) each Lender shall provide wire instructions to the Borrower with respect to payments to be received from the Borrower hereunder and the Borrower shall directly make any payments required or permitted hereunder to the Lenders and (c) neither the Lenders nor the Borrower shall remit any funds to the Administrative Agent to forward to another party hereunder.
                    SECTION 3. [Intentionally Omitted].
                    SECTION 4. Commitment Commission; Reductions of Commitment.
               4.01 Fees. (a) [Intentionally Omitted].
          (b) [Intentionally Omitted].
          (c) [Intentionally Omitted].
          (d) [Intentionally Omitted].
          (e) The Borrower agrees to pay to the Administrative Agent and each Lender such fees as may be agreed to in writing from time to time by Borrower, the Administrative Agent and/or such Lender.
          (f) All fees shall be based on a 360-day year and actual days elapsed, as applicable.
          (g) [Intentionally Omitted].
               4.02 [Intentionally Omitted].
               4.03 Termination of Commitments. The Commitments of each Lender shall automatically terminate upon the making of the Loans on the Amendment and Restatement Effective Date.
                    SECTION 5. Prepayments; Payments; Taxes.
               5.01 Voluntary Prepayments. (a) The Borrower shall have the right to prepay the Loans, without premium or penalty (other than payments required under documents referred to in Section 4.01(e)), in whole or in part at any time and from time to time on the following terms and conditions:
     (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Loans, the amount of such prepayment and the specific Borrowing or Borrowings pursuant to which such Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders;
     (ii) each prepayment shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is reasonably acceptable to the Administrative Agent), provided that no partial prepayment of Loans made pursuant to any Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $1,000,000;
     (iii) at the time of any prepayment of Eurodollar Loans pursuant to this Section 5.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required to be paid pursuant to Section 2.11; and
     (iv) each prepayment pursuant to this Section 5.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans.
          (b) In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 14.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 2.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender in accordance with, and subject to the requirements of, said Section 14.12(b), so long as the consents, if any, required under Section 14.12(b) in connection with the prepayment pursuant to this clause (b) have been obtained.
               5.02 Mandatory Repayments. (a) On the first Business Day following receipt of any Net Cash Proceeds from Asset Sales, the Borrower shall deposit such Net Cash Proceeds into the Blocked Account, other than Net Cash Proceeds from Asset Sales permitted by Section 10.02(iv), (v), (vi), (viii), (x), (xiii) or (xiv). Notwithstanding the previous sentence or any other provisions of this Agreement (i) Net Cash Proceeds from Asset Sales by the Mexican JV and distributions on account of any equity interest in the Mexican JV that are received following the Amendment and Restatement Effective Date shall be applied as follows: (A) the first $8,000,000 in the aggregate of all such Net Cash Proceeds may, at the option of the Required Lenders, be applied as a repayment of the outstanding Loans, deposited into the Blocked Account or a combination of both, (B) the next $5,000,000 in the aggregate of all such Net Cash Proceeds shall be deposited into the Blocked Account, and (C) thereafter, 50% of all such Net Cash Proceeds may, at the option of the Required Lenders, be applied as a repayment of the outstanding Loans, deposited into the Blocked Account or a combination of both, and the remaining 50% of all such Net Cash Proceeds (such proceeds, the “Borrower Excess Proceeds”) shall be deposited into the Blocked Account, and (ii) unless deposited into the Blocked Account, the Net Cash Proceeds from the Asset Sales permitted by Section 10.02(xiii) shall only be used to fund the operations of the Credit Parties in Nigeria or otherwise held in Nigeria. Any amount deposited into the Blocked Account (other than amounts deposited under clause (B) above and the Borrower Excess Proceeds) may, at any time after such deposit, at the option of the Required Lenders, be applied as a repayment of the outstanding Loans.
          (b) With respect to each repayment of Loans required by this Section 5.02, the Borrower may designate the specific Borrowing or Borrowings pursuant to which such Loans were made, provided that (i) repayments of Eurodollar Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all Loans with Interest Periods ending on such date of required repayment have been paid in full and (ii) each repayment of any Loans comprising a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.
          (c) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Loans shall be repaid in full on the Maturity Date.
               5.03 Method and Place of Payment. Except as otherwise specifically provided herein, (i) all Obligations under this Agreement and under any Note shall be the obligation of the Borrower and (ii) all payments under this Agreement and under any Note shall be made to the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Any payments under this Agreement or under any Note which are made later than 12:00 Noon (New York time) on any day shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
               5.04 Net Payments; Taxes. (a) All payments made by any Credit Party hereunder or under any other Credit Document will be made without setoff, counterclaim or other defense. Except as provided in Section 5.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed (in lieu of net income taxes), by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the principle office or applicable lending office of the Administrative Agent or the Lender, as the case may be, is located , and (iii) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender designates a new lending office or is attributable to such Foreign Lender’s failure to comply with Section 5.04(b), except to the extent that such Foreign Lender was entitled at the time of the designation of the new lending office to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.04(a) (collectively, the “Excluded Taxes”), and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are required to be deducted or withheld, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other evidence of such payment reasonably acceptable to the Administrative Agent. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender; provided that, no Lender shall be indemnified for any Taxes hereunder unless such Lender shall make written demand on the Borrower for reimbursement hereunder no later than 180 days after the earlier of (i) the date on which such Lender makes payment of such Taxes and (ii) the date on which the relevant jurisdiction or any political subdivision or taxing authority thereof makes initial written demand upon such Lender for payment of such Taxes.
          (b) Each Lender that is not an “exempt recipient” (as such term is defined in Section 1.6049-4(c)(1)(ii) in the United States Treasury Regulations), as reasonably determined by the Borrower or the Administrative Agent, if requested by the Borrower or the Administrative Agent, shall deliver such documentation (including Form W-9) prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. In addition, each Foreign Lender agrees to deliver to the Borrower and the Administrative Agent on or prior to the Original Effective Date (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Foreign Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Foreign Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Foreign Lender agrees that from time to time after the Amendment and Restatement Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Foreign Lender will deliver to the Borrower and the

Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Foreign Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Foreign Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Foreign Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b). Notwithstanding anything to the contrary contained in Section 5.04(a), but subject to Section 14.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Foreign Lender to the extent that such Foreign Lender has not provided to the Borrower U.S. Internal Revenue Service Forms and the Section 5.04(b)(ii) Certificate, as applicable, that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 5.04(a) to gross-up payments to be made to a Foreign Lender in respect of Taxes imposed by the United States if (I) such Foreign Lender has not provided to the Borrower the Internal Revenue Service Forms and the Section 5.04(b)(ii) Certificate, as applicable, required to be provided to the Borrower pursuant to this Section 5.04(b) or (II) in the case of a payment, other than interest, to a Foreign Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 5.04 and except as set forth in Section 14.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Foreign Lender with respect to Taxes in the manner set forth in Section 5.04(a) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Amendment and Restatement Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.
          (c) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.04, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant jurisdiction or any political subdivision or taxing authority thereof with respect to such refund), provided, however, that (i) the Administrative Agent or Lender, as the case may be, may determine, in its sole discretion consistent with the policies of the Administrative Agent or Lender, as the case may be, whether to seek a refund; and (ii) the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant jurisdiction or any political subdivision or taxing authority thereof) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such jurisdiction or any political subdivision or taxing authority thereof. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information that it deems confidential) to the Borrower or any other Person.
                    SECTION 6. Conditions Precedent to the Original Effective Date. The occurrence of the Original Effective Date is subject to the satisfaction of the following conditions:
               6.01 Execution of Agreement; Notes. On or prior to the Original Effective Date, (i) this Agreement shall have been executed and delivered as provided in Section 14.10 and (ii) there shall have been delivered to the Administrative Agent, for the account of each of the Lenders that has requested same, the appropriate Notes executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.
               6.02 Fees, etc. On the Original Effective Date, the Borrower shall have paid to the Administrative Agent and the Lenders all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses of outside legal counsel to the Administrative Agent) payable to the Administrative Agent and the Lenders to the extent then due.
               6.03 Officer’s Certificate. On the Original Effective Date, the Administrative Agent shall have received a certificate, dated the Original Effective Date, and signed by the chairman of the board, the chief executive officer, the president or any vice president of the Borrower, certifying on behalf of the Borrower that all of the conditions set forth in Sections 6.07, 6.09 and 7.02 have been satisfied on such date.
               6.04 Opinions of Counsel. On the Original Effective Date, the Administrative Agent shall have received from Vinson & Elkins L.L.P., counsel to each Credit Party, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Original Effective Date covering the matters set forth therein.
               6.05 Corporate Documents; Proceedings; etc. (a) On the Original Effective Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Original Effective Date, signed by the chairman of the board, the chief executive officer, the president or any vice president of each Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in the form of Exhibit F, with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be reasonably acceptable to the Administrative Agent.
          (b) On the Original Effective Date, all corporate, limited liability company, partnership and legal proceedings, and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents, shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate, limited liability company and partnership proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.
               6.06 [Intentionally Omitted](i) .
               6.07 Adverse Change; Approvals. (a) From September 30, 2007 through the Original Effective Date, nothing shall have occurred (and neither the Administrative Agent nor any of the Lenders shall have become aware of any facts or conditions not previously known to it or them) which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          (b) On or prior to the Original Effective Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Transaction and the other transactions contemplated hereby shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein. On the Original Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein.
               6.08 Litigation. On the Original Effective Date, there shall be no actions, suits, investigations or proceedings pending or threatened by any entity (private or governmental) (i) with respect to the Transaction, this Agreement or any other Credit Document or (ii) which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
               6.09 Solvency Certificate. On or before the Original Effective Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower, in the form of Exhibit H which shall be addressed to the Administrative Agent and each of the Lenders and dated the Original Effective Date, setting forth the conclusion that, after giving effect to the Transaction and the incurrence of all the financings contemplated hereby, the Borrower and its Subsidiaries, taken as a whole, are not insolvent and will not be rendered insolvent by the incurrence of such indebtedness, and will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature.
               6.10 Financial Statements; Projections. On or prior to the Original Effective Date, the Administrative Agent shall have received copies of the financial statements and projections, which historical financial statements and projections shall be in form and substance reasonably satisfactory to the Administrative Agent.
               6.11 Original Effective Date. The parties to this agreement acknowledge that the Original Effective Date occurred on January 31, 2008.

                    SECTION 7. Conditions Precedent to Funds Release. Any release of funds from the Blocked Account to or on behalf of the Borrower (each such release, a “Funds Release”), is subject, at the time of each such Funds Release, to the satisfaction of the following conditions:
               7.01 No Default; Representations and Warranties. At the time of each Funds Release and also after giving effect thereto (i) there shall exist no Default or Event of Default, (ii) all representations and warranties contained herein and in each other Credit Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Funds Release (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), (iii) absent the requested Funds Release, the aggregate amount on deposit in the Operating Accounts shall be less than $1,000,000 within one Business Day of the requested date of such Funds Release and (iv) not more than two Funds Releases have been made in any calendar week.
               7.02 Request for Funds Release. Prior to any Funds Release, the Administrative Agent shall have received a request for Funds Release in the form attached hereto as Exhibit A from the Borrower, which request shall set forth the following:
     (a) the amount of the funds requested to be released pursuant to such Funds Release, and
     (b) the date of such requested Funds Release.
               7.03 Funds Release in Accordance with Budget. Prior to any Funds Release, the Administrative Agent shall have reasonably determined that the release of the requested funds is in accordance with the provisions of the Budget.
          The occurrence of the Amendment and Restatement Effective Date and the acceptance of the benefits of each Funds Release shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 15 (with respect to Credit Events and the Funds Release occurring on the Amendment and Restatement Effective Date) and in this Section 7 (with respect to each Funds Release occurring on or after the Amendment and Restatement Effective Date) and applicable to such Funds Release have been satisfied as of that time. All of the certificates and other documents and papers referred to in this Section 7 shall be delivered to the Administrative Agent at the Notice Office.
                    SECTION 8. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans provided for herein, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction as consummated on the Amendment and Restatement Effective Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, with the occurrence of each Credit Event on or after the Amendment and Restatement Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the

Amendment and Restatement Effective Date and on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):
               8.01 Corporate/Limited Liability Company/Limited Partnership Status. The Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation, limited liability company or partnership, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications, except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
               8.02 Corporate Power and Authority. Each Credit Party has the corporate or other applicable power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
               8.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the properties or assets any Credit Party pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any material portion of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate or articles of incorporation or by-laws (or equivalent organizational documents) of any Credit Party.
               8.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Amendment and Restatement Effective Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document (other than such filings, recordations or registrations as may be required to perfect a Lien in the Collateral granted pursuant to the Credit Documents) or (ii) the legality, validity, binding effect or enforceability of any Credit Document.
               8.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc. (a) The consolidated balance sheet of the Borrower and its Subsidiaries for the Borrower’s fiscal year ended on December 31, 2009, and the consolidated balance sheet of the Borrower and its Subsidiaries for the Borrower’s fiscal quarter ended on March 31, 2010 and (in each case) the related consolidated statements of income, cash flows and shareholders’ equity of the Borrower and its Subsidiaries for such fiscal year or fiscal quarter ended on such dates, as the case may be, copies of which have been furnished to the Administrative Agent and the Lenders prior to the Amendment and Restatement Effective Date, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the dates of such balance sheets and the consolidated results of the operations of the Borrower and its Subsidiaries for the periods covered thereby. All of the foregoing historical financial statements have been prepared in accordance with GAAP consistently applied (except, in the case of the aforementioned quarterly financial statements, for normal year-end audit adjustments and the absence of footnotes).
          (b) On and as of the Original Effective Date, and after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, the Credit Parties, taken as a whole, are not insolvent and will not be rendered insolvent by the incurrence of such indebtedness, and will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature.
          (c) Except as fully disclosed in the financial statements referred to in Section 8.05(a), there were as of the Amendment and Restatement Effective Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower and its Subsidiaries taken as a whole. As of the Amendment and Restatement Effective Date, the Credit Parties know of no reasonable basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements or referred to in Section 8.05(a) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (d) On and as of the Amendment and Restatement Effective Date, the Projections which have been delivered to the Administrative Agent and the Lenders prior to the Amendment and Restatement Effective Date have been prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in any of the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower regarding the matters reported therein; it being recognized by the Lenders, however, that projections as to future events are not be viewed as facts and that actual results during the period or periods covered by the Projections may differ from the projections results.

          (e) Since June 7, 2010, no event has occurred or other circumstances arisen that has had, or could reasonably be expected to have, a Material Adverse Effect.
               8.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) with respect to the Transaction or any Credit Document or (ii) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
               8.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents but excluding all Projections) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.
               8.08 Use of Proceeds; Margin Regulations. (a) All proceeds of all Loans shall be used (x) to pay fees and expenses incurred in connection with the Transaction, (y) to fund cash collateral accounts in respect of the letters of credit issued pursuant to the Existing Credit Agreement (but only up to 105% of the stated amount thereof) and (z) for the Borrower’s and its Subsidiaries’ general corporate and working capital purposes (other than for obligations of the Borrower and its Subsidiaries that arise in connection with the Senior Notes).
          (b) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System.
               8.09 Tax Returns and Payments. The Borrower and each of its Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authority all returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries as a whole for the periods covered thereby. The Borrower and each of its Subsidiaries has paid all taxes and assessments payable by it, other than those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Borrower or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule XII, neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither the Borrower nor any of its Subsidiaries has incurred, or will incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of the Borrower or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).
               8.10 Compliance with ERISA. (a) Schedule III sets forth, as of the Amendment and Restatement Effective Date, the name of each Plan and Foreign Pension Plan. Neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has ever sponsored, maintained or made any contributions to or has any liability in respect of any Plan which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; each Plan has been maintained and operated in compliance with the provisions of ERISA and, to the extent applicable, the Code, except as would not reasonably be expected to result in a Material Adverse Effect, including but not limited to the provisions thereunder respecting prohibited transactions. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS. All material contributions required to be made with respect to a Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the accounting records of the Borrower and its Subsidiaries. Neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has pending, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Plan. No action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened. Except as would not result in a Material Adverse Effect, each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code. Each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, except as would not reasonably be expected to result in a Material Adverse Effect. The Borrower, any Subsidiary of the Borrower or any ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of such Person without liability to any Person other than for benefits accrued prior to the date of such termination. The Borrower and each of its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any liability that would result in a Material Adverse Effect.

          (b) Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, except as would not result in a Material Adverse Effect, and has been maintained, where required, in good standing with applicable regulatory authorities. All material contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan that would reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of then current actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities by an amount that could reasonably be expected to have a Material Adverse Effect.
               8.11 The Security Documents. Each of the Security Documents creates in favor of the Collateral Agent (or, in the case of the Blocked Account Agreement, the Administrative Agent) for the benefit of the Secured Creditors a legal, valid and enforceable fully perfected first priority security interest in and Lien on all right, title and interest of the Credit Parties in the Collateral described therein, subject to no other Liens other than Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings which shall have been made on or prior to the Amendment and Restatement Effective Date.
               8.12 Subsidiaries. On the Amendment and Restatement Effective Date, the Borrower had no Subsidiaries other than those Subsidiaries listed on Schedule IV (which Schedule identifies the correct legal name, direct owner, percentage ownership and jurisdiction of organization of each such Subsidiary on the Amendment and Restatement Effective Date).
               8.13 Compliance with Statutes, etc. The Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, Environmental Laws), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               8.14 Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
               8.15 Environmental Matters. Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
          (a) The Borrower and each of its Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of the Borrower, threatened Environmental Claims against the Borrower or any of its Subsidiaries or any vessel or Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such claim against the Borrower or any of its Subsidiaries or any vessel or Real Property arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any vessel or Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries). All licenses, permits, registrations or approvals required for the business of the Borrower and each of its Subsidiaries under any Environmental Law have been secured and the Borrower and each of its Subsidiaries is in compliance therewith. To the knowledge of the Borrower, there are no facts, circumstances, conditions or occurrences in respect of any vessel or Real Property currently owned or operated by the Borrower or any of its Subsidiaries that are reasonably likely (i) to form the basis of an Environmental Claim against the Parent, any of its Subsidiaries or any vessel or Real Property owned by the Borrower or any of its Subsidiaries, or (ii) to cause such vessel or Real Property to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law.
          (b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any vessel or Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any property adjoining or adjacent to any Real Property, by the Borrower or its Subsidiaries during the time the Borrower or its Subsidiaries owned, lease or operated any vessel or Real Property, in violation of Environmental Laws.
               8.16 Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, threatened against any of them before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the Borrower’s or the Borrower’s knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the Borrower’s or the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries and (iii) no union representation proceeding pending with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to the matters specified in clauses (i), (ii) and (iii) above) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               8.17 Patents, Licenses, Franchises and Formulas. The Borrower and each of its Subsidiaries owns, or has the right to use, all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others, except for such failures and conflicts which could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
               8.18 Indebtedness. Schedule V sets forth a list of all Indebtedness (excluding the Obligations, the obligations in respect of Senior Notes and other items of Indebtedness that are independently justified under Section 10.04 (other than under clause (iii) thereof)) of the

Borrower and its Subsidiaries as of the Amendment and Restatement Effective Date and which is to remain outstanding after giving effect to the Transaction (the “Existing Indebtedness”), in each case (other than in the case of loans made by the Borrower to its Subsidiaries) showing the approximate aggregate principal amount thereof and the name of the borrower and any other entity which directly or indirectly guarantees such debt. On the Amendment and Restatement Effective Date, the Borrower is not the obligor in respect of any Intercompany Loan.
               8.19 Insurance. Schedule VI sets forth a list of all insurance maintained by each Credit Party as of the Amendment and Restatement Effective Date, with the amounts insured (and any deductibles) set forth therein.
               8.20 Properties. The Borrower and each of its Subsidiaries have good and marketable title to all properties owned by them, including all property reflected in the balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.
               8.21 Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc. Schedule VII sets forth, as of the Amendment and Restatement Effective Date, the legal name of each Credit Party, the type of organization of each Credit Party, whether or not each Credit Party is a registered organization, the jurisdiction of organization of each Credit Party and the organizational identification number (if any) of the Borrower and each Credit Party.
               8.22 Concerning the Mortgaged Vessels. The name, registered owner, official number, and jurisdiction of registration and flag of each Mortgaged Vessel are set forth on Schedule XIV hereto. Each Mortgaged Vessel (other than those in lay-up) is operated in compliance with all applicable law, rules and regulations (except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect). Each Mortgaged Vessel is owned by the Borrower or a Guarantor.
               8.23 Citizenship. The Borrower and each other Credit Party which owns or operates one or more Mortgaged Vessels is qualified to own and operate such Mortgaged Vessels under the laws of Dominica, Mexico or the United States, as may be applicable, or such other jurisdiction in which any such Mortgaged Vessels are permitted, or will be permitted, to be flagged in accordance with the terms of the respective Vessel Mortgages.
               8.24 Vessel Classification. Each Mortgaged Vessel is or will be, classified with a classification society listed on Schedule XV hereto or another internationally recognized classification society reasonably acceptable to the Administrative Agent, free of any conditions or recommendations, other than as permitted, or will be permitted, under the Vessel Mortgages.
               8.25 Mexican JV.
     (a) Trico Operators owns a 49% interest in the Mexican JV.
     (b) For any fiscal year of the Mexican JV in which the Mexican JV declares a profit, the holders of equity in the Mexican JV other than Trico Operators are only entitled to receive $100, and Trico Operators is entitled to receive all additional distributions from the Mexican JV (not including existing payments made by the Mexican JV to the holders of equity in the Mexican JV other than Trico Operators on a per day per vessel basis, consistent with past practices, which shall be in an amount not to exceed $850,000 during any one year period during the term of the this Agreement.
     (c) Trico Operators has an option to purchase all of the equity interest in the Mexican JV other than the interest owned by Trico Operators for a purchase price of $685,000 during calendar year 2010.
     (d) Trico Operators has the legal right to control the timing and amount of all distributions paid with respect to the equity of the Mexican JV.
               8.26 Status of Obligations. The Obligations constitute “First-Lien Obligations” as defined in the Intercreditor Agreement and “Senior Permitted Indebtedness” as defined in the Second-Lien Notes Indenture.
                    SECTION 9. Affirmative Covenants. The Borrower hereby covenants and agrees that on and after the Original Effective Date and until no Notes are outstanding and all Loans, together with interest, Fees and all other Obligations (other than indemnities described in Section 14.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:
               9.01 Information Covenants. The Borrower will furnish to the Administrative Agent:
     (a) (i) Monthly Financial Statements. Within 30 days after the close of each fiscal month of the Borrower, the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries (provided, that, for purposes of the consolidating financial statements, the Trico Supply Group will be treated as a single group) as at the end of such monthly accounting period and the related consolidated and consolidating statements of income and retained earnings and statement of cash flows for such monthly accounting period, in each case setting forth comparative figures for the corresponding monthly accounting period in the prior fiscal year and comparable budgeted figures for such monthly accounting period as set forth in the respective budget delivered pursuant to Section 9.01(d) or as of the Amendment and Restatement Effective Date, all of which shall be certified by the chief financial officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.
     (ii) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Borrower, (i) the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated and consolidating statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 9.01(d) or as of the Amendment and Restatement Effective Date, all of which shall be certified by the chief financial officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.
          (b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, (i) the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified on an unqualified basis (whether as to scope of audit, going concern or otherwise) by PricewaterhouseCoopers or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, and, so long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, accompanied by a report of such accounting firm stating that in connection with its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, no Default or Event of Default relating to financial or accounting matters has occurred and is continuing has come to the attention of such accounting firm or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature and period of existence thereof (it being understood that such accounting firm shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violations), and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.
          (c) Management Letters. Promptly after the Borrower or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.
          (d) Budgets; Cash Flow Forecast.
          (A) No later than 30 days following the first day of each fiscal year of the Borrower (beginning with the Borrower’s fiscal year commencing on January 1, 2008), (i) a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income for the Borrower and its Subsidiaries on a consolidated basis) for each of the four quarters of such fiscal year prepared in detail and (ii) projections for such fiscal year, which shall include key operating assumptions, EBITDA projections and debt and cost projections.
          (B) No later than Thursday of each calendar week, based on information available, and projections made, as of the last Business Day of the immediately preceding calendar week, (i) an updated Budget, (ii) an updated cash flow projection for the 13-week period beginning on the calendar week in which such projection is due, which projection shall include a variance report describing in reasonable detail the variance(s) in actual cash flow from projected cash flow for the week ended on such last Business Day, and (iii) a report reflecting the amounts on deposit in each Operating Account as of such last Business Day.
          (e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01(a) and (b), a compliance certificate from the chief financial officer of the Borrower in the form of Exhibit I certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Credit Parties were in compliance with the provisions of the Financial Covenants at the end of such fiscal month, quarter or year, as the case may be, and (ii) certify that there have been no changes to any of Schedule VII and Annex A of the Pledge and Security Agreement, in each case since the Amendment and Restatement Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (ii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.
          (f) Notice of Default, Litigation or Event of Loss. Promptly, and in any event within three Business Days after the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental investigation or proceeding pending or threatened (x) against the Borrower or any of its Subsidiaries which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (y) with respect to the Transaction or any Credit Document, (iii) any event of loss in respect of any vessel and (iv) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.
          (g) Environmental Matters. As soon as possible, and in any event within ten Business Days after, the Borrower or any of its Subsidiaries obtains knowledge thereof, written notice of any of the following environmental matters occurring after the Original Effective Date, except to the extent that such environmental matters could not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:
     (i) any Environmental Claim pending or threatened in writing against the Borrower or any of its Subsidiaries or any vessel or Real Property owned, operated or occupied by the Borrower or any of its Subsidiaries;
     (ii) any condition or occurrence on or arising from any vessel or Real Property owned, operated or occupied by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim in excess of $5,000,000 against the Borrower or any of its Subsidiaries or any such vessel or Real Property;
     (iii) any condition or occurrence on any vessel or Real Property owned, operated or occupied by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such vessel or Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or such Subsidiary of such vessel or Real Property under any Environmental Law; and
     (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any vessel or Real Property owned, operated or occupied by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to the Administrative Agent all notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA or OPA that identify the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA or OPA, as the case may be.
All such notices shall reasonably describe the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto. In addition, the Borrower will provide the Administrative Agent such reasonable additional information as may be requested by the Administrative Agent or the Required Lenders.
          (h) Appraisal Reports. Together with the balance sheets delivered pursuant to Section 9.01(b), and at any other time within 30 days of the written request of the Administrative Agent, Appraisals for each Mortgaged Vessel of recent date in form and substance and from two Approved Appraisers. All such Appraisals shall be conducted by, and made at the expense of, the Borrower (it being understood that the Administrative Agent may and, at the request of the Required Lenders, shall, upon notice to the Borrower, obtain such Appraisals and that the cost of all such Appraisals will be for the account of the Borrower); provided that unless an Event of Default has occurred and is continuing, in no event shall the Borrower be required to pay for Appraisals obtained pursuant to this Section 9.01(h) on more than once in any single fiscal year of the Borrower, with the cost of any such reports in excess thereof to be paid by the Lenders on a pro rata basis.
          (i) Other Information. Promptly after the filing or delivery thereof, copies of any filings and registrations with, and reports to, the SEC by the Borrower or any of its Subsidiaries and copies of all financial statements, proxy statements, notices and reports as the Borrower or any of its Subsidiaries shall send generally to holders of their Capital Stock or of any of its Indebtedness (including the Senior Notes), in their capacity as such holders (to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative

Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time.
               9.02 Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in conformity in all material respects with GAAP and all requirements of law, shall be made of all dealings and transactions in relation to its business. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent and the Lenders as a group to visit and inspect, under guidance of officers of the Borrower or any of its Subsidiaries, any of the properties of the Borrower or its Subsidiaries, and to examine the books of account of the Borrower or such Subsidiaries and discuss the affairs, finances and accounts of the Borrower or such Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or such Lender may request; provided that, so long as no Event of Default has occurred and is continuing, such visits, inspections and examination shall occur no more frequently that once per calendar year
               9.03 Maintenance of Property; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (i) keep all material property necessary to its business in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted), (ii) maintain insurance on the Mortgaged Vessels in at least such amounts and against at least such risks as are in accordance with normal industry practice for similarly situated insureds and (iii) furnish to the Administrative Agent, at the written request of the Administrative Agent or any Lender, a complete description of the material terms of insurance carried. In addition to the requirements of the immediately preceding sentence, the Borrower will at all times cause insurance of the types described in Schedule XVII (capitalized terms used therein shall be used as defined in the Vessel Mortgages) to (x) be maintained (with the same scope of coverage as that described in Schedule XVII) at levels which are at least as great as the respective amount described on Schedule XVII and (y) comply with the insurance requirements of the Vessel Mortgages.
               9.04 Existence; Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents (if any) used in its business; provided, however, that nothing in this Section 9.04 shall prevent (i) sales or other dispositions of assets, consolidations, mergers, dissolutions or liquidations by or involving the Borrower or any of its Subsidiaries which are permitted in accordance with Section 10.02 or (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               9.05 Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               9.06 Compliance with Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable Environmental Laws, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, comply in all material respects with all permits issued pursuant to Environmental Laws applicable to, or required by, the ownership or use of any vessel or Real Property now or hereafter owned, operated or occupied by the Borrower or any of its Subsidiaries (except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), and will pay or cause to be paid all costs and expenses incurred in connection with maintaining such compliance (except to the extent being contested in good faith), and will keep or cause to be kept each such vessel and all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws (other than Liens arising from any cost or other obligation arising under Environmental Law that the Borrower or such Subsidiary is contesting in good faith). Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any vessel or Real Property now or hereafter owned or operated or occupied by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any ports, vessels or Real Properties except in compliance in all material respects with all applicable Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance on the vessels and Real Properties owned, leased or operated by it in at least such amounts as are in accordance with normal industry practice for similarly situated insureds, against losses from oil spills and other environmental pollution.
               9.07 ERISA. As soon as possible and, in any event, within ten (10) days after any Credit Party or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of the chief financial officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that such Credit Party or ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by such Credit Party, the Plan administrator or such ERISA Affiliate to or with any government agency, or a Plan participant and any notices received by such Credit Party or ERISA Affiliate from any government agency, or a Plan participant with respect thereto: that any material contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; or any Credit Party may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan, or with respect to a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996. Upon request by the Administrative Agent or any Lender, the Borrower will deliver to the Administrative Agent or each such Lender, as the case may be, a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and all communications received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from the IRS or any other government agency with respect to each Plan of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of any records, documents or other information required to be furnished to any government agency, and any notices received by any Credit Party or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan from any government or governmental agency shall be delivered to the Lenders no later than ten (10) days after the date such records, documents and/or information has been furnished to any government agency or such notice has been received by the Borrower, the Subsidiary or the ERISA Affiliate, as applicable. Each Credit Party shall ensure that all Foreign Pension Plans administered by it obtain or retain (as applicable) registered status under and as required by applicable law and are administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing would not be reasonably likely to result in a Material Adverse Effect.
               9.08 End of Fiscal Years; Fiscal Quarters. The Borrower will cause (x) each of its, and each of its Subsidiaries’, fiscal years to end on December 31st of each year and (y) fiscal quarters to end on March 31, June 30, September 30 and December 31.
               9.09 Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               9.10 Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower and any of its Subsidiaries not otherwise permitted under Section 10.01; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.
               9.11 Additional Security; Additional Guarantors; Further Assurances. (a) Each Credit Party shall, at any time and from time to time, at the expense of such Credit Party, promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary, or that the Administrative Agent may reasonably require, to perfect and protect any Lien granted or purported to be granted under the Security Documents, or to enable the Collateral Agent to exercise and enforce its rights and remedies with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower will execute and file, or cause to be filed, such financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), or amendments thereto, such amendments or supplements to the Vessel Mortgages (including any amendments required to maintain Liens granted by such Vessel Mortgages), and such other instruments or notices, as may be reasonably necessary, or that the

Administrative Agent may reasonably require, to protect and preserve the Liens granted or purported to be granted hereby and by the other Credit Documents.
          (b) Each Credit Party hereby authorizes the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral without the signature of such Credit Party, where permitted by law. The Collateral Agent will promptly send such Credit Party a copy of any financing or continuation statements which it may file without the signature of such Credit Party and the filing or recordation information with respect thereto.
          (c) (i) The Borrower will cause each direct or indirect Subsidiary of the Borrower which owns any direct or indirect interest in Trico Marine Assets, Inc. or Trico Marine Operators, Inc. or which owns any direct interest in Trico Marine Cayman, L.P. (other than Trico Holdco, LLC), or any Collateral Vessel, in each case, promptly following such Subsidiary’s acquisition of such interest to execute and deliver a counterpart to the Intercreditor Agreement (if applicable), the Guaranty and the Pledge and Security Agreement (or, if requested by the Administrative Agent, a joinder agreement in respect of the Intercreditor Agreement (if applicable), the Guaranty and the Pledge and Security Agreement) and, in connection therewith, promptly execute and deliver all further instruments, and take all further action, that the Administrative Agent may reasonably require (including, without limitation, the provision of officers’ certificates, resolutions, good standing certificates and opinions of counsel, in each case to the reasonable satisfaction of the Administrative Agent.
          (ii) The Borrower will cause each direct or indirect Subsidiary of the Borrower that has not executed the applicable Credit Documents as a Guarantor (other than the Trico Supply Group), including, without limitation, any new direct or indirect Subsidiary of the Borrower formed or acquired after the Amendment and Restatement Effective Date, to execute and deliver a counterpart to the Guaranty and, in connection therewith, promptly execute and deliver all further instruments, and take all further action, that the Administrative Agent may reasonably require (including, without limitation, the provision of officers’ certificates, resolutions, good standing certificates and opinions of counsel), in each case to the reasonable satisfaction of the Administrative Agent.
          (d) To the extent that a Collateral Vessel is acquired by the Borrower or any Subsidiary of the Borrower which is not a Credit Party at the time of such acquisition (and which has not otherwise executed and delivered the documents described below in this Section 8.11(d)), if requested by the Administrative Agent, the Borrower will cause such Subsidiary (and any Subsidiary which directly owns the stock of such Subsidiary to the extent not a Credit Party) to execute and deliver to the Administrative Agent a counterpart of the Intercreditor Agreement (if applicable), the Pledge and Security Agreement (including any supplemental agreement required to give effect to such security interests purported to be created by the Pledge and Security Agreement under applicable local law), the Subsidiaries Guaranty, Assignment of Earnings, Assignment of Insurances, Assignment of Charters (if applicable) and the appropriate Vessel Mortgage, together with all related documentation (including, without limitation, opinions of counsel, corporate documents and proceedings and officer’s certificates) as such Subsidiary would have been required to deliver pursuant to Section 15 of this Agreement had the

Borrower or such Subsidiary owned such Mortgaged Vessel on the Amendment and Restatement Effective Date.
          (e) In the event that a Mortgaged Vessel is subject to a charter or other similar contract or enters into a charter or other similar contract with a term of twelve (12) months or greater, including any extension option, the relevant Credit Party will execute and deliver an Assignment of Charters and, to the extent required, the Borrower will use its commercially reasonable efforts to cause the relevant counterparty to the charter or other similar contract to execute and deliver a consent thereto.
          (f) [Intentionally Omitted]
          (g) If requested by the Administrative Agent, the Borrower shall use commercially reasonable efforts to cause any manager of a Mortgaged Vessel to deliver a subordination agreement reasonably satisfactory in form and substance to the Administrative Agent.
               9.12 Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 8.08. All proceeds of the Loans made on the Amendment and Restatement Effective Date, net of the amounts contemplated in Section 8.08(a)(x) and (y) that are actually so used on the Amendment and Restatement Effective Date, shall be deposited into the Blocked Account and shall released only in accordance with Section 7.
               9.13 Ownership of Credit Parties. (a) The Borrower shall directly or indirectly own 100% of the Capital Stock or other equity interests of each other Credit Party.
          (b) The Borrower shall directly or indirectly own 100% of the Capital Stock or other equity interests of each Subsidiary which owns a Mortgaged Vessel.
               9.14 Flag of Mortgaged Vessels; Vessel Classifications. (a) The Borrower will, and will cause each of its Subsidiaries to, cause each Mortgaged Vessel to be registered under the laws and flag of Cyprus, Malta, Norway, England, Bahamas, Vanuatu, Dominica, Mexico, the United States or any other jurisdiction acceptable to the Required Lenders; provided that (x) only the Mortgaged Vessels registered under the laws and flag of Vanuatu and Mexico on the Amendment and Restatement Effective Date shall be permitted to be registered under the laws and flag of either such jurisdiction and (y) the Borrower will not, and will not permit any of its Subsidiaries to, change the flag of any Mortgaged Vessel from the flag of such Mortgaged Vessel on the Amendment and Restatement Effective Date without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld).
          (b) The Borrower will, and will cause each of its Subsidiaries to, insure that the representation set forth in Section 8.24 is true and correct in all respects.
               9.15 Deposit of Earnings. Each Credit Party will cause the earnings derived from each of the respective Mortgaged Vessels, to the extent constituting Earnings and Insurance Collateral, to be deposited by the respective account debtor into one or more of the accounts maintained for such Credit Party or the Borrower from time to time by or on behalf of the Administrative Agent and over which the Administrative Agent shall have a first priority security interest. Without limiting any Credit Party’s obligations in respect of this Section 9.15, each Credit Party agrees that, in the event it receives any earnings constituting Earnings and Insurance Collateral, or any such earnings are deposited other than in one of the accounts, it shall promptly deposit all such proceeds into one of the accounts maintained for such Credit Party or the Borrower from time to time by or on behalf of the Administrative Agent and over which the Administrative Agent shall have a first priority security interest.
               9.16 Mexican JV Option. Promptly after any such change, the Borrower shall, or shall cause Trico Operators to, provide written notice to the Administrative Agent of the change in the exercise price of the option of Trico Operators to purchase the remaining equity interest in the Mexican JV, which notice shall set forth the effective date of such change and the new exercise price.
               9.17 [Intentionally Omitted].
               9.18 Notice of Asset Sales. At least one (1) Business Day prior to the consummation of any Asset Sale other than Asset Sales permitted by Section 10.02(iv), (v), (vi), (viii) or (x), the Borrower shall deliver to the Administrative Agent a written notice (the “Asset Sale Notice”) which shall include (A) a reasonable description of the Asset Sale, including, without limitation, the assets in such Asset Sale and whether such assets include any Collateral, (B) the gross cash proceeds of such Asset Sale, (C) the Net Cash Proceeds (including reasonable detail with respect to the calculations related thereto), (D) the date of the expected consummation of the Asset Sale and (E) if the Administrative Agent is required to release any Collateral with respect to such Asset Sale, any required release documentation with respect to the Collateral to be executed by the Administrative Agent and released to the Company after either (I) the Net Cash Proceeds from such sale have been delivered to the Administrative Agent or (II) the Administrative Agent has received evidence reasonably satisfactory to the Administrative Agent that the Net Cash Proceeds from such sale will be delivered to the Administrative Agent directly by the purchaser of such assets in such Asset Sale on the date of the consummation of such Asset Sale.
               9.19 Payments on Second-Lien Notes. The Borrower shall make all payments on the Second-Lien Notes in shares of its Capital Stock to the maximum extent permitted under the Second-Lien Notes Documentation.
               9.20 Direct Deposits into Blocked Account. Subject to Section 5.02(a), all distributions made by Eastern Marine Services Limited (Hong Kong) or the Mexican JV to any Credit Party shall be made directly into the Blocked Account.
               9.21 Borrower Cooperation in Connection with Agency Transfer. In connection with the transfer of the role of the Collateral Agent pursuant to the provisions of Section 12.13, the Borrower agrees that it shall furnish, at the Borrower’s expense, additional releases of Collateral, amendment or termination statements and such other opinions, documents, instruments and agreements as are customary and may be reasonably requested by the successor Collateral Agent appointed in accordance with Section 12.13 (the “Successor Collateral Agent”) in connection with the transfer of the role of Collateral Agent.
                    SECTION 10. Negative Covenants. The Borrower hereby covenants and agrees that on and after the Original Effective Date and thereafter for so long as this Agreement is in effect and until no Notes are outstanding and all Loans, together with interest, Fees and all other Obligations (other than any indemnities described in Section 14.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:
          10.01 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or collaterally assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
     (i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;
     (ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as maritime privileges, carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens which are in existence less than 120 days from the date of creation thereof, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;
     (iii) Liens in existence on the Amendment and Restatement Effective Date which are listed, and the property subject thereto described, in Schedule VIII;
     (iv) Liens created pursuant to the Security Documents;
     (v) Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(iii), provided that, (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;
     (vi) Liens upon Real Property, equipment, machinery or vessels (including, in each case, any accounts receivable and other general intangibles associated therewith) of the Trico Supply Group acquired or constructed after the Original Effective Date and used in the ordinary course of business of the Trico Supply Group and placed at the time of the acquisition or construction thereof by or within 270 days after such acquisition or the completion of such construction, as the case may be, to secure Indebtedness incurred to pay all or a portion of the purchase price or construction cost thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of any such equipment, machinery or vessels or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that, except as otherwise permitted by clause (xvii) of this Section 10.01, (x) the Indebtedness secured by such Liens is permitted by Section 10.04(v) and (y) in all events, the Lien encumbering the equipment, machinery or vessels (and related accounts receivable and other general intangibles) so acquired or constructed does not encumber any other asset of the Trico Supply Group and, provided, further, that individual financings of equipment, machinery or vessels by a single lender or a group of co-lenders may be cross-collateralized to other financings of equipment, machinery or vessels provided solely by such lender or group of lenders;
     (vii) zoning restrictions, easements, trackage rights, leases (other than Capital Leases), licenses, special assessments, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
     (viii) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;
     (ix) Liens arising out of the existence of judgments or awards in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash (including the stated amount of all letters of credit) and the fair market value of all other property subject to such Liens does not exceed $20,000,000 at any time outstanding;
     (x) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;
     (xi) deposits or pledges required in the ordinary course of business in connection with, or to secure payment of, payroll taxes, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations (other than any Lien imposed by ERISA) and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice, provided that, in each case, such Liens (I) do not encumber any Collateral, (II) do not secure the payment of Indebtedness and (III) do not in the aggregate impair in any material respect the use of the property of the Borrower or any of its Subsidiaries in the operation of their business;
     (xii) Permitted Encumbrances;

     (xiii) Liens for crew’s wages, for wages of stevedores or for general average, salvage (including contract salvage) or collision;
     (xiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (xv) Liens on property or assets of the Trico Supply Group arising out of the sale and lease-back transactions permitted under Section 10.02, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;
     (xvi) Liens on property or assets of the Trico Supply Group not otherwise permitted pursuant to this Section 10.01 which secure obligations permitted under this Agreement (other than Indebtedness for, or in respect of, borrowed money) not exceeding $5,000,000 in the aggregate at any time outstanding and which apply to property and/or assets with an aggregate fair market value (as determined by Trico Supply in good faith) not to exceed at any time the amount referenced above in this clause (xvi);
     (xvii) Liens on the Second-Lien Notes Collateral created pursuant to the Second-Lien Notes Documentation and subject to the terms of the Intercreditor Agreement;
     (xviii) Liens on assets of Trico Supply and its Subsidiaries and Parent Company Liens securing the New Trico Shipping Working Capital Facility provided that the aggregate principal amount of the Indebtedness secured thereunder shall not exceed $65,000,000, at any one time outstanding; provided further that the aggregate principal amount of Indebtedness secured by Liens permitted by this clause (xviii) and clause (xix) below shall not exceed $465,000,000 at any one time outstanding;
     (xix) Liens on assets of Trico Supply and its Subsidiaries and Parent Company Liens securing the Trico Shipping Senior Secured Notes Documents; provided that the aggregate principal amount of the Indebtedness secured thereunder shall not exceed at any one time outstanding $465,000,000 less the aggregate principal amount of the senior notes issued thereunder which are redeemed, repurchased or otherwise retired; provided further that that the aggregate principal amount of Indebtedness secured by Liens permitted by clause (xviii) above and this clause (xix) shall not exceed $465,000,000 at any one time outstanding;
     (xx) Liens relating to the cash collateralization of letters of credit issued under the Existing Credit Agreement and permitted under Section 10.04(xix); and
     (xxi) Liens on cash or Cash Equivalents of the Trico Supply Group to cash collateralize letters of credit in a stated amount not to exceed $15,000,000.
In connection with the granting of Liens described in clause (v) above by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).
               10.02 Consolidation, Merger, Purchase or Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease, charter or otherwise dispose of all or any part of its property or assets, or any of the Collateral or enter into any sale-leaseback transactions, except that:
     (i) [Intentionally Omitted];
     (ii) (x) Investments by the Borrower and its Subsidiaries shall be permitted in accordance with Section 10.05 and (y) Capital Expenditures by the Subsidiaries of the Borrower shall be permitted to the extent not in violation of Section 10.07;
     (iii) the Trico Supply Group may sell any asset, including vessels (and any related equipment and spare parts), provided that (x) no Default or Event of Default is then in existence or would result from each such sale, (y) each such sale is made at least at fair market value (as determined in good faith by the chief executive officer or the chief financial officer of the applicable member of the Trico Supply Group) and (z) other than in the case of transfers to joint ventures for purposes of employment of vessels in Mexico or Brazil, 75% of the consideration in respect of each such sale shall consist of cash or Cash Equivalents received by the respective member of Trico Supply Group which owned such vessel on the date of consummation of each such sale, provided that for purposes of the 75% cash or Cash Equivalent consideration requirement in the foregoing clause (z), (a) the amount of any Indebtedness of Trico Supply Group (as shown on Trico Supply’s or the relevant Subsidiary’s most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets and (b) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such sale transfer or disposition shall be deemed to be cash;
     (iv) any Subsidiary of the Borrower may lease (as lessee) or license (as licensee) real or personal property pursuant to leases or licenses, as applicable, in existence as of the Amendment and Restatement Effective Date or in the ordinary course of business consistent with past practices (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iv));
     (v) any Subsidiary of the Borrower may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction);
     (vi) the Borrower or any Subsidiary may sell or otherwise transfer all or any part of its business, properties or assets to the Borrower or any Guarantor, in each case so long as all actions necessary or desirable to preserve, protect and maintain the security interest and Lien of the Collateral Agent in any Collateral involved in any such transaction are taken to the reasonable satisfaction of the Collateral Agent;
     (vii) any Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, the Borrower or any Guarantor, so long as (x) in the case of any such merger, dissolution or liquidation involving the Borrower, the Borrower is the surviving corporation of any such merger, dissolution or liquidation, (y) except as provided in preceding clause (x), in the cases of any such merger, dissolution or liquidation involving a Guarantor, a Guarantor is the surviving corporation of any such merger, dissolution or liquidation, and (z) in all cases, the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);
     (viii) any Subsidiary of the Borrower may enter into demise, bareboat, time, voyage and other charter or lease arrangements pursuant to which any such Subsidiary charters or leases out a vessel to another Subsidiary of the Borrower or to a third Person, in each case so long as (w) such arrangements are entered into in the ordinary course of business, (x) such arrangements do not materially impair the value of the vessel or vessels subject to such arrangements, (y) the tenor of any bareboat charter arrangement is less than three years unless otherwise consented to by the Administrative Agent (such consent not to be unreasonably withheld) and (z) for any charter arrangement with a term of twelve (12) months or greater, including any extension option, the Borrower or a Subsidiary of the Borrower, where applicable, execute and deliver an Assignment of Charters and, to the extent required, the Borrower shall use its commercially reasonable efforts to cause the relevant counterparty to the charter or other similar contract to execute and deliver a consent thereto;
     (ix) any Foreign Subsidiary of the Trico Supply Group may sell or otherwise transfer all or any part of its business, properties or assets to any Wholly-Owned Foreign Subsidiary of the Trico Supply Group;
     (x) any Subsidiary of the Borrower may sell obsolete or worn-out equipment or materials in the ordinary course of business;
     (xi) any Subsidiary in the Trico Supply Group may enter into sale-leaseback transactions provided that the aggregate remaining present value outstanding under the leases relating to such sale-leaseback transactions entered into pursuant to this clause (xi) does not exceed at any one time outstanding $4,000,000; and
     (xii) sales, transfers, leases or other dispositions of assets by the Trico Supply Group not otherwise permitted by this Section 10.02; provided that the aggregate gross proceeds of any or alls assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (xii) shall not exceed during any fiscal year $5,000,000;
     (xiii) Trico Assets may sell the vessel M/V Big Blue River; and

     (xiv) Certain installment sale arrangements between Trico Assets and the Mexican JV existing on the Amendment and Restatement Effective Date and list on Schedule XVIII shall be permitted.
To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02, such Collateral (unless sold to either Borrower or a Subsidiary of the Borrower) shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing. Notwithstanding anything to the contrary contained above in this Section 10.02, in no event shall the Borrower of any of its Subsidiaries sell, lease or otherwise dispose of assets otherwise permitted under this Section 10.02 that, in the aggregate, constitute all or any substantial part of the assets of the Borrower and its Subsidiaries taken as a whole, provided that this sentence shall not apply to sales, leases and other dispositions otherwise permitted pursuant to Sections 10.02(v), (vi) and (viii).
Notwithstanding anything to the contrary herein, Trico Operators shall not convey, sell or otherwise dispose of all or any portion of its equity interest in the Mexican JV or its right to acquire any equity interest in the Mexican JV, in each case, without the prior written consent of the Lenders.
               10.03 Dividends. The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:
     (i) any Subsidiary of the Borrower may pay cash Dividends to the Borrower or to any other Wholly-Owned Subsidiary of the Borrower which is a Credit Party and any Subsidiary of the Borrower which is not a Guarantor also may pay cash Dividends to the Borrower or to any Wholly-Owned Subsidiary of the Borrower;
     (ii) [Intentionally Omitted]; and
     (iii) the Borrower may pay Dividends on its Qualified Preferred Interests solely through the issuance of additional shares of its Qualified Preferred Interests but not in cash.
     10.04 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:
     (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;
     (ii) [Intentionally Omitted];
     (iii) Existing Indebtedness listed on Schedule V;
     (iv) Indebtedness of any Subsidiary in the Trico Supply Group evidenced by Capitalized Lease Obligations, provided that (x) at the time of, and after giving effect thereto, no Default or Event of Default shall be in existence and (y) in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations permitted by this clause (iv) exceed $25,000,000 at any time outstanding;
     (v) purchase money Indebtedness of any Subsidiary in the Trico Supply Group described in Section 10.01(vi), provided that no Default or Event of Default exists at the time of the incurrence thereof and after giving effect thereto and after giving effect thereto;
     (vi) unsecured Indebtedness of the Trico Supply Group, provided that no Default or Event of Default exists at the time of the incurrence thereof and after giving effect thereto;
     (vii) intercompany Indebtedness to the extent permitted by Section 10.05(vii);
     (viii) (x) Contingent Obligations of any Subsidiary of the Borrower (other than the Borrower and the Guarantors) with respect to Indebtedness and lease obligations of any other Subsidiary of the Borrower otherwise permitted under this Agreement and (y) Contingent Obligations of the Borrower and the Guarantors in the form of guaranties of obligations of their Subsidiaries under operating leases entered into in the ordinary course of business;
     (ix) Indebtedness of any Subsidiary of the Borrower with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this subsection (ix) shall not at any time exceed $10,000,000;
     (x) Indebtedness under operating leases entered into in the ordinary course of business;
     (xi) Indebtedness of the Borrower under the Senior Notes; provided that the aggregate principal of (x) the Second-Lien Notes shall not exceed at any one time outstanding $202,800,000 less the amount thereof redeemed, repaid or repurchased after the Amendment and Restatement Effective Date and (y) the 3.00% Senior Convertible Debentures shall not exceed at any one time outstanding $150,000,000 less the amount thereof redeemed, repaid or repurchased after the Amendment and Restatement Effective Date;
     (xii) intercompany Indebtedness existing under the Trico Supply Intercompany Loan Documentation, the TMS Intercompany Indebtedness and the Trico Marine Cayman Intercompany Loan;
     (xiii) Indebtedness consisting of the financing of insurance premiums;
     (xiv) so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness of the Trico Supply Group not to exceed $5,000,000 in aggregate principal amount at any time outstanding, which Indebtedness shall be unsecured;
     (xv) Indebtedness consisting of a subordinated non-recourse guarantee issued by the Guarantors (and any additional Subsidiary that becomes a Guarantor after the Amendment and Restatement Effective Date) for the benefit of the holders of Second-Lien Notes as credit support for the Borrower’s obligations under the Second-Lien Notes Indenture;
     (xvi) Indebtedness under the New Trico Shipping Working Capital Facility; provided that the aggregate principal amount of Indebtedness thereof shall not exceed $65,000,000 at any one time outstanding; provided further that that the aggregate principal amount of Indebtedness permitted by this clause (xvi) and clause (xvii) below shall not exceed $465,000,000 at any one time outstanding;
     (xvii) Indebtedness under the Trico Shipping Senior Secured Notes Documents; provided that the aggregate principal amount of Indebtedness thereof shall not exceed at any one time outstanding $465,000,000 less the aggregate principal amount of the senior notes issued thereunder which are redeemed, repurchased or otherwise retired; provided further that that the aggregate principal amount of Indebtedness permitted by clause (xvi) above and this clause (xvii) shall not exceed $465,000,000 at any one time outstanding
     (xviii) Notwithstanding the foregoing, the guarantees of the Parent of the New Trico Shipping Working Capital Facility and the Trico Shipping Senior Secured Notes Documents shall be subordinated to the Obligations;
     (xix) Letters of credit issued under the Existing Credit Agreement and permitted to be cash collateralized with the proceeds of the New Loans pursuant to Section 8.08(a)(y); and
     (xx) Letters of credit of the Trico Supply Group in a stated amount not to exceed $15,000,000.
               10.05 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:
     (i) the Subsidiaries of the Borrower may acquire and hold accounts receivables owing to any of them;
     (ii) the Subsidiaries of the Borrower may acquire and hold cash and Cash Equivalents;

     (iii) the Borrower and its Subsidiaries may hold the Investments held by them on the Original Effective Date and described on Schedule X, provided that such Investments may be renewed or reinvested upon the expiration or maturity thereof, and provided further that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;
     (iv) the Subsidiaries of the Borrower may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
     (v) (i) the Trico Supply Group may make loans and advances to their officers, employees and consultants in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;
     (vi) (x) the Borrower and its Subsidiaries may perform under Interest Rate Protection Agreements to the extent permitted by Section 10.04(ii), (y) the Subsidiaries of the Borrower may perform their obligations under Other Hedging Agreements entered into in the ordinary course of business prior to the Amendment and Restatement Effective Date, and (z) the Trico Supply Group may enter into and perform their obligations under Other Hedging Agreements entered into in the ordinary course of business so long as each such Other Hedging Agreement is non-speculative in nature;
     (vii) (A) the Borrower and its Subsidiaries may make intercompany loans and advances between and among one another, (B) Subsidiaries of the Borrower may make intercompany loans and advances to the Borrower and/or the Guarantors and (C) Wholly-Owned Subsidiaries of the Borrower that are not Credit Parties may make intercompany loans and advances between or among one another (collectively referred to herein as “Intercompany Loans”), in each case so long as each Intercompany Loan made to a Credit Party is subject to the provisions of the Intercompany Subordination Agreement (which Intercompany Subordination Agreement must have been executed by the obligor and obligee of each such Intercompany Loan); provided that no Credit Party may make a Loan to any Subsidiary which is not Credit Party;
     (viii) the Borrower and its Subsidiaries may incur Contingent Obligations permitted pursuant to Section 10.04(viii);
     (ix) the Trico Supply Group may hold Investments arising out of non-cash consideration for the sale of assets permitted by Section 10.02(ii);
     (x) the Trico Supply Group may hold Investments permitted pursuant to Section 10.04;
     (xi) the Trico Supply Group may acquire equity interests in a Person which immediately after such acquisition and the related transactions becomes a Subsidiary of the Trico Supply Group, provided that no Default or Event of Default exists at the time thereof or after giving effect thereto;
     (xii) so long as no Default or Event of Default then exists or would result therefrom, the Trico Supply Group may make cash capital contributions and/or loans to joint ventures and other Subsidiaries of the Trico Supply Group in an aggregate amount not to exceed $10,000,000 in any fiscal year of the Borrower;
     (xiii) [Intentionally Omitted]; and
     (xiv) the Borrower and its Subsidiaries may make cash capital contributions and/or loans to joint ventures and other Subsidiaries of the Borrower with the written consent of the Administrative Agent in each instance.
               10.06 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:
     (i) Dividends may be paid to the extent provided in Section 10.03;
     (ii) loans may be made and other transactions (including the incurrence of Contingent Obligations) may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 10.02, 10.04 and 10.05;
     (iii) customary fees may be paid to non-officer directors of the Borrower and its Subsidiaries;
     (iv) the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements (including arrangements made with respect to bonuses) with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business;
     (v) the Borrower and its Subsidiaries may enter into employment agreements or arrangements with their respective officers and employees in the ordinary course of business; and
     (vi) other transactions existing on the Amendment and Restatement Effective Date and set forth on Schedule XI.
               10.07 Maintenance Capital Expenditures. The Borrower will not, and will not permit any of its Subsidiaries (other than the Trico Supply Group) to, make any Maintenance Capital Expenditures, except that the Subsidiaries of the Borrower may make Maintenance

Capital Expenditures in an amount not to exceed $2,000,000 in the aggregate during the term of this Agreement.
               10.08 Minimum Consolidated EBITDA. The Borrower will not permit the Consolidated EBITDA for the period beginning June 1, 2010 and ending on the last day of the month set forth below to be less than the amount set forth below opposite such month:

Minimum Consolidated EBITDA (in
Period Ended	millions)
June 30, 2010	($3.5)
July 31, 2010	($5.0)
August 31, 2010	($6.0)
September 30, 2010	($6.5)
October 31, 2010	($7.0)
November 30, 2010	($8.5)
December 31, 2010	($9.0)
January 31, 2011	($9.5)
February 28, 2011	($10.0)
March 31, 2011	($10.5)
April 30, 2011	($10.5)
May 31, 2011	($11.0)
June 30, 2011 and each period thereafter	($11.5)
               10.09 Minimum Consolidated Cash Flow. (i) The Borrower will not permit its Consolidated Cash Flow for the period beginning on the Amendment and Restatement Effective Date or the day immediately following the last day of the prior period, as applicable, and ending on the date set forth below to be less than the amount set forth below opposite such end date:

Minimum Monthly
Consolidated Cash Flow
Trailing Four/Five Week Period Ending	(in millions)
July 23, 2010	($6.3)
August 20, 2010	($6.1)
September 17, 2010	($10.7)
October 22, 2010	($3.8)
November 19, 2010	($3.8)
December 17, 2010	($4.1)
January 21, 2011	$4.2
February 18, 2011	($3.8)
March 18, 2011	($4.4)
April 22, 2011	($1.3)
May 20, 2011	($3.3)
June 17, 2011 and each trailing four/five week period thereafter	($1.8)
          (ii) The Borrower will not permit its Consolidated Cash Flow for the period beginning on July 2, 2010 and ending on the date set forth below to be less than the amount set forth below opposite such end date:

Minimum Cumulative Consolidated
Cash Flow
Cumulative Period Ending	(in millions)
July 23, 2010	($6.3)
August 20, 2010	($11.9)
September 17, 2010	($22.1)
October 22, 2010	($24.4)

Minimum Cumulative Consolidated
Cash Flow
Cumulative Period Ending	(in millions)
November 19, 2010	($26.6)
December 17, 2010	($28.7)
January 21, 2011	($22.5)
February 18, 2011	($24.2)
March 18, 2011	($26.6)
April 22, 2011	($25.9)
May 20, 2011	($27.1)
June 17, 2011 and each period ending thereafter	($26.9)
               10.10 [Intentionally Omitted].
               10.11 Limitations on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries (other than the Trico Supply Group) to:
     (i) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Capital Stock or other equity interests, or enter into any new agreement with respect to its Capital Stock or other equity interests;
     (ii) amend, modify or change any provision of the Trico Supply Intercompany Loan Documentation, except for (x) amendments to the interest rate and other terms thereof necessary to comply with applicable law or any rule, regulation, judgment or similar act of any governmental authority and (y) modifications to expressly subordinate any and all payments arising under the Trico Supply Intercompany Loan Documentation to payments arising under each of the Trico Shipping Senior Secured Notes Documents and New Trico Shipping Working Capital Facility and (z) modifications to permit interest to accrue if Trico Supply has insufficient funds available to make such interest payment, or such payment would result in a default under other indebtedness of Trico Supply, and provide that any such accrued and unpaid interest will be added to the principal amount thereof and accrue interest; or

     (iii) prepay, discharge or forgive all or any portion of the Trico Supply Intercompany Loan.
               10.12 [Intentionally Omitted]..
               10.13 Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, the Senior Notes, the Trico Marine Cayman Intercompany Loan, the TMS Intercompany Indebtedness, the Trico Supply Intercompany Loan Documentation, the Trico Shipping Senior Secured Notes Documentation (as in effect on the Amendment and Restatement Effective Date) and the New Trico Shipping Working Capital Credit Facility (as in effect on the Amendment and Restatement Effective Date), (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries which is in effect and outstanding on the Amendment and Restatement Effective Date, (iv) customary provisions restricting assignment of any agreement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the close of the sale of such asset pursuant to documentation in effect and outstanding on the Amendment and Restatement Effective Date, and (vi) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01(iii) or (v).
               10.14 Limitation on Issuance of Capital Stock. (a) The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any preferred stock or other preferred equity interests or (ii) any redeemable common stock or other redeemable common equity interests.
          (b) The Borrower will not permit any of its Subsidiaries to issue any Capital Stock or other equity interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Capital Stock or other equity interests, except (i) for transfers and replacements of then outstanding shares of Capital Stock or other equity interests, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of the Borrower or any Credit Party in any class of the Capital Stock or other equity interests of such Credit Party, (iii) to qualify directors to the extent required by applicable law, or (iv) issuances by Wholly-Owned Subsidiaries to the Borrower or another Wholly-Owned Subsidiary.
               10.15 Change of Legal Names; Type of Organization (and whether a Registered Organization); Jurisdiction of Organization etc. No Credit Party will change its legal name, its type of organization, its status as a registered organization (in the case of a registered organization), its jurisdiction of organization, its location, or its organizational identification number (if any).

               10.16 Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than any business conducted by the Borrower and its Subsidiaries on the Original Effective Date and any other business or activities as may be substantially similar, incidental or related thereto.
               10.17 ERISA. The Borrower will not and will not, permit any of its Subsidiaries, nor any ERISA Affiliate, to (i) engage in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or (ii) sponsor, maintain, make contributions to or incur liabilities in respect of any Plan which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.
               10.18 Voluntary Prepayments, Etc. of Indebtedness. (a) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest, fees and legal expenses, as well as mandatory prepayments, including payments due upon asset sales, shall be permitted) (i) the Senior Notes or (ii) any other Indebtedness that is required to be subordinated to the Obligations pursuant to the terms of the Credit Documents (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Second-Lien Documentation or other Junior Financing Documentation.
          (b) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, amend, modify or change any term or condition of any documentation related to the Senior Notes, including, but not limited to the Second-Lien Notes Documentation, except as expressly provided in Section 5.3 of the Intercreditor Agreement, or any other Junior Financing Documentation.
               10.19 Collateral Maintenance. The Borrower will not permit the Aggregate Appraised Value of the Mortgaged Vessels to equal less than 120% of the aggregate outstanding principal amount of all Loans at any time.
                    SECTION 11. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):
               11.01 Payments. Either the Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for more than three Business Days, in the payment when due of any interest on any Loan or Note, or any Fees or any other amounts owing hereunder or thereunder; or
               11.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
               11.03 Covenants. The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 9.01(g), 9.08, 9.11(c), 9.13, 9.16 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement (other than those referred to in Section 11.01, 11.02 or clause (i) of this Section 11.03) contained in this Agreement and, in the case of this clause (ii), such default shall continue unremedied for a period of 30 days after written notice to the defaulting party by the Administrative Agent or the Required Lenders; or
               11.04 Default Under Other Agreements. (i) The Borrower or any of its Subsidiaries shall default in any payment of any Indebtedness (other than the Obligations, the Second-Lien Notes, any Indebtedness of the Trico Supply Group, the TMS Intercompany Indebtedness, the Trico Marine Cayman Intercompany Loan, the Trico Supply Intercompany Loan Documentation and any other intercompany loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) the Borrower or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations, the Second-Lien Notes, any Indebtedness of the Trico Supply Group, the TMS Intercompany Indebtedness, the Trico Marine Cayman Intercompany Loan, the Trico Supply Intercompany Loan Documentation and any other intercompany loans) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity; provided, that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in the preceding clauses (i) through (ii) inclusive, is at least $1,000,000; provided that if the Borrower has delivered to the Administrative Agent and the Lenders a fully executed forbearance agreement (such forbearance agreement, the “Convertible Debenture Forbearance Agreement”), in form and substance reasonably acceptable to the Lenders, from Convertible Debentures Holders which hold not less than 51% of the outstanding principal amount of the Convertible Debentures, then the Convertible Debentures shall be excluded from this Section 11.04; or
               11.05 Bankruptcy, etc. Other than the commencement in the Bankruptcy Court for the District of Delaware by any of the Borrower, Trico Operators, Trico Assets or Trico Cayman of a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”), the Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the Bankruptcy Code; or an involuntary case is commenced against the Borrower or any of its Subsidiaries and the petition is not controverted within 10 days after service of summons, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or
               11.06 ERISA. (a) A contribution required to be made with respect to a Plan or a Foreign Pension Plan is not timely made, or the Borrower or any of its Subsidiaries has incurred or is reasonably likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans, or the Borrower or any of its Subsidiaries has incurred or is reasonably likely to incur any liability on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually and/or in the aggregate, in the opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or
               11.07 Security Documents. At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease in to give the Collateral Agent (or with respect to the security interest in the Blocked Account, the Administrative Agent) for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons to the extent required by the Security Documents and the Intercreditor Agreement (except in connection with Permitted Liens), and subject to no other Liens (except Permitted Liens); or
               11.08 Guaranties. The Guaranty or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty; or
               11.09 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments, to the extent not covered by insurance equals or exceeds $1,000,000; or
               11.10 Change of Control. A Change of Control shall occur; or
               11.11 Indebtedness of the Trico Supply Group. The commencement of any enforcement action by any creditor of any Person in the Trico Supply Group, and with respect to any action by an unsecured creditor, such action remains undismissed or unstayed for 30 days after commencement; provided that it shall not be a Default or Event of Default under this Section 11.11 unless the aggregate principal amount of all such Indebtedness is at least $1,000,000; or
               11.12 Mexican JV. Any distribution is made by the Mexican JV to any Person other than (a) to Trico Operators or (b) as contemplated in Section 8.25(b); or
               11.13 Second-Lien Notes Documentation. (i) Any of the Obligations of the Credit Parties under the Credit Documents for any reason shall cease to be “Senior Permitted Indebtedness” under, and as defined in the Second-Lien Notes Indenture or (ii) the Liens created by the Second-Lien Notes Collateral Documents shall cease, for any reason, to be second in priority to the Liens of the Collateral Agent on behalf of the Secured Creditors securing the Obligations in accordance with the terms of the Intercreditor Agreement.
               11.14 Restructuring. Any of the following shall occur:
     (a) Within 10 Business Days after the Amendment and Restatement Effective Date, the failure to occur of either (x) the commencement in the Bankruptcy Court for the District of Delaware by each of the Borrower, Trico Operators, Trico Assets and Trico Cayman of a voluntary case concerning themselves under the Bankruptcy Code or (y) the delivery to the Administrative Agent and the Lenders of a fully executed forbearance agreement (such forbearance agreement, the “Second-Lien Notes Forbearance Agreement”), in form and substance reasonably acceptable to the Lenders, from Second-Lien Note Holders which hold not less than 51% of the outstanding principal amount of the Second-Lien Notes;
     (b) either the Second-Lien Notes Forbearance Agreement shall cease to be in full force and effect after delivery thereof pursuant to Section 11.14(a)(y)(i) above or any forbearance period provided therein shall terminate for any reason and any of the Borrower, Trico Operators, Trico Assets or Trico Cayman shall fail to commence in the Bankruptcy Court for the District of Delaware a voluntary case concerning themselves under the Bankruptcy Code within two Business Days of such cessation or termination;
     (c) at any time after the Convertible DebentureForbearance Agreement is delivered to the Administrative Agent and the Lenders, it shall cease to be in full force and effect after delivery thereof pursuant to Section 11.14(a)(y)(ii) above or any forbearance period provided therein shall terminate for any reason and any of the Borrower, Trico Operators, Trico Assets or Trico Cayman shall fail to commence in the Bankruptcy Court for the District of Delaware a voluntary case concerning themselves under the Bankruptcy Code within two Business Days of such cessation or termination;
     (d) at any time prior to the commencement in the Bankruptcy Court for the District of Delaware by the Borrower, Trico Operators, Trico Assets and Trico Cayman of voluntary cases concerning themselves under the Bankruptcy Code, the Borrower, Trico Operators, Trico Assets and Trico Cayman are not diligently negotiating a prepackaged or prenegotiated plan of reorganization acceptable to the Lenders, such prepackaged or prenegotiated plan of reorganization (x) to be supported by Second-Lien Note Holders holding not less than 51% in principal amount of the outstanding Second-

Lien Notes, (y) to not provide for any debtor in possession facility for borrowed money, other extensions of credit or use of cash collateral other than as described in Annex B to the Commitment Letter and (z) to provide for payment in full in cash of all Obligations to the extent the Roll Up Loans (as defined in Annex B to the Commitment Letter) are not approved by the Interim Order and/or the Final Order (each as defined in Annex B to the Commitment Letter);
     (e) the solicitation by any Credit Party of approval for any plan of reorganization or liquidation that does not provide for a payment in full in cash of all obligations under the DIP Facility (as defined in the Commitment Letter) on or prior to the effective date of such plan;
     (f) the failure to commence in the Bankruptcy Court for the District of Delaware voluntary cases concerning each of the Borrower, Trico Operators, Trico Assets and Trico Cayman under the Bankruptcy Code prior to September 8, 2010; or
     (g) the failure of Borrower to satisfy the conditions to the funding of the loans under the DIP Facility (as defined in the Commitment Letter), substantially as described in Annex B to the Commitment Letter, within thirty calendar days after the commencement of the voluntary cases concerning each of the Borrower, Trico Operators, Trico Assets and Trico Cayman under Chapter 11 of the Bankruptcy Code under clause (a) or (b) of this Section 11.14;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) [Intentionally Omitted]; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) [Intentionally Omitted]; (iv) require Trico Operators to exercise its option to purchase the equity interests in the Mexican JV held by parties other than Trico Operators; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held by the Administrative Agent pursuant to Section 4.02 to the repayment of the Obligation in Section 4.02.
Each of the Borrower, Trico Operators and the other Credit Parties hereby irrevocably makes, constitutes and appoints the Administrative Agent as its true and lawful attorney-in-fact, with full power of substitution, from time to time during the continuance of an Event of Default, and without assent by any of them, to exercise its option to purchase the equity interests in the Mexican JV held by parties other than it. This power of attorney is a power coupled with an interest and shall be irrevocable. The costs and expenses of the Administrative Agent incurred in connection with any exercise of this power of attorney shall be payable on demand, and is otherwise subject to reimbursement pursuant to Section 14.01.
                    SECTION 12. The Administrative Agent.
               12.01 Appointment. The Lenders hereby irrevocably designate and appoint Obsidian Agency Services, Inc., , as Administrative Agent (for purposes of Sections 12.02, 12.03, 12.05, 12.06, 12.09, 12.10 and Section 14.01, the term “Administrative Agent” also shall include Nordea Bank Finland plc, New York Branch (and/or any of its affiliates) in its capacity as Collateral Agent pursuant to the Security Documents, this Agreement and the financings contemplated hereby) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates. Each Lender irrevocably appoints the Administrative Agent as security trustee on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to any Credit Document (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Lender in any Credit Document), (ii) all moneys, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with, any Credit Document whether from any Credit Party or any other Person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof). The Administrative Agent hereby accepts such appointment.
               12.02 Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in final and non—appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

               12.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower and its Subsidiaries or the existence or possible existence of any Default or Event of Default.
               12.04 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.
               12.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.
               12.06 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof), in proportion to their respective “percentage” as used in determining the Required Lenders, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document, or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
               12.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
               12.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
               12.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.
          (b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).
          (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
          (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
               12.10 No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or the Collateral Agent hereunder.
               12.11 Limited Role of the Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent shall not take any action with respect to the Collateral unless and until the Collateral Agent shall have received instructions from the Administrative Agent or the Required Lenders.
               12.12 Certain Rights of the Collateral Agent. If the Collateral Agent requests instructions from the Administrative Agent with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Collateral Agent shall be entitled to refrain from such act or taking such action unless and until the Collateral Agent shall have received instructions from the Administrative Agent; and the Collateral Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Administrative Agent.
               12.13 Removal of the Collateral Agent; Appointment of Successor Collateral Agent.
          (a) The Collateral Agent may be removed at any time by written notice from the Administrative Agent, upon the direction of the Required Lenders, which removal shall be effective upon the appointment of a successor collateral agent (which may be the Administrative Agent).
          (b) A successor Collateral Agent may be appointed by the Required Lenders. If a successor Collateral Agent shall not have been so appointed within two Business Days after the deliver of the notice of removal, the Administrative Agent shall appoint a successor Collateral Agent.
          (c) Upon the appointment of a successor Collateral Agent, the removed Collateral Agent shall promptly execute and deliver all instruments and documents, and take all actions that the successor Collateral Agent, the Administrative Agent or the Required Lenders may reasonably request, in order to effect such removal and the assignment of rights, interests, duties and obligations of the Collateral Agent under the Credit Documents.

               12.14 Nordea Bank.
          (a) Each of the parties hereto (i) acknowledges that Nordea Bank Finland plc, New York Branch has resigned as Administrative Agent effective as of the Amendment and Restatement Effective Date, (ii) waive any notice or other requirement relating to such resignation and (iii) Article 12 and Section 14.01, to the extent they pertain to the Prior Administrative Agent, shall survive such resignation.
          (b) Each of the parties hereto (i) acknowledges that Nordea Bank Finland plc, New York Branch (the “Resigning Collateral Agent”) has given notice of its resignation as Collateral Agent, (ii) agrees that, notwithstanding anything to the contrary set forth therein, the Resigning Collateral Agent shall have no obligation to take any actions under the Credit Agreement or the other Credit Documents other than such actions as may be reasonably requested by the Administrative Agent in connection with its replacement as Collateral Agent, all such actions to be at the cost and expense of the Borrower, (iii) agree to use their commercially reasonable efforts to cause the Resigning Collateral Agent to be replaced as promptly as practicable after the Amendment and Restatement Effective Date, but in no event later than 30 days thereafter (unless the Resigning Collateral Agent and the Administrative Agent otherwise agree), (iv) waive any notice or other requirement set forth in the Credit Documents relating to such resignation, (v) agree that the provisions of Article 12 and Section 14.01, to the extent they pertain to the Resigning Collateral Agent, shall survive such resignation and (vi) agree that unless such resignation becomes effective earlier as contemplated by clause (iii) above, such resignation shall become effective on the date 30 days after the Amendment and Restatement Date (unless the Reigning Collateral Agent and the Administrative Agent otherwise agree).
          (c) Each of the Tennenbaum Lenders (i) acknowledges that Nordea Bank Norge ASA, Cayman Islands Branch, has a first priority perfected security interest on behalf of Nordea Bank Finland plc, New York Branch as Issuing Lender (as such term is defined in the Existing Credit Agreement) in the cash collateral permitted pursuant to Section 8.08(a)(y) and the cash collateral account (Account No. 6623792001) maintained at the office of Nordea Bank Norge ASA, Cayman Islands Branch, located at 437 Madison Avenue, New York, New York 10022) into which such cash collateral has been deposited, and (ii) agrees not to contest the prior right of Nordea Bank Norge ASA, Cayman Islands Branch, to such cash collateral and cash collateral account or to exercise remedies in respect thereof or to hinder in any way the exercise of remedies by Nordea Bank Norge ASA, Cayman Islands Branch, in respect thereof.
                    SECTION 13. Guaranty.
               13.01 Guaranty. In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to extend credit hereunder, and in recognition of the direct benefits to be received by the Borrower from the proceeds of the Loans, the Guarantors hereby agree with the Guaranteed Creditors as follows: the Guarantors hereby and unconditionally and irrevocably guarantee to the Guaranteed Creditors, as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations to the Guaranteed Creditors. If any or all of the Guaranteed Obligations becomes due and payable hereunder, the Guarantors, unconditionally and irrevocably, promise to pay such indebtedness to the Administrative Agent and/or the other

Guaranteed Creditors, or order, on demand, together with any and all reasonable documented out-of-pocket expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event the Guarantors agree that any such judgment, decree, order, settlement or compromise shall be binding upon the Guarantors, notwithstanding any revocation of this Guaranty or other instrument evidencing any liability of the Borrower, and the Guarantors shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.
               13.02 Bankruptcy. Additionally, the Guarantors unconditionally and irrevocably guarantee to the Guaranteed Creditors the payment of any and all of the Guaranteed Obligations whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 11.05, and unconditionally, irrevocably, jointly and severally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand.
               13.03 Nature of Liability. The liability of the Guarantors hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by the Guarantors, any other guarantor or by any other party, and the liability of the Guarantors hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrower or any other Subsidiary of the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Borrower waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction of the type described in Section 13.05.
               13.04 Independent Obligation. The obligations of the Guarantors hereunder are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against the Guarantors whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. The Guarantors waive, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Guarantors.

               13.05 Authorization. The Guarantors authorize the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute or this Agreement and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:
     (a) in accordance with the terms and provisions of this Agreement and the other Credit Documents, change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Guaranty made shall apply to such Guaranteed Obligations as so changed, extended, renewed or altered;
     (b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;
     (c) exercise or refrain from exercising any rights against the Borrower, any other Credit Party or others or otherwise act or refrain from acting;
     (d) release or substitute any one or more endorsers, guarantors, the Borrower, other Credit Parties or other obligors;
     (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;
     (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;
     (g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any other Credit Document or any of the instruments or agreements referred to herein or therein, or, pursuant to the terms of the Credit Documents, otherwise amend, modify or supplement this Agreement or any other Credit Document or any of such other instruments or agreements; and/or
     (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Guarantors from their liabilities under this Guaranty.
               13.06 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of the Guarantors or any of their Subsidiaries or the officers, directors,

partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
               13.07 Subordination. Any indebtedness of the Borrower now or hereafter owing to the Guarantors is hereby subordinated to the Guaranteed Obligations of the Borrower owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to the Guarantors shall be collected, enforced and received by the Guarantors for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations, but without affecting or impairing in any manner the liability of the Guarantors under the other provisions of this Guaranty. Prior to the transfer by the Guarantors of any note or negotiable instrument evidencing any such indebtedness of the Borrower to the Guarantors, the Guarantors shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Guarantors hereby agree with the Guaranteed Creditors that they will not exercise any right of subrogation which they may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been paid in full in cash. If and to the extent required in order for the Guaranteed Obligations of any Guarantor to be enforceable under applicable federal, state and other laws relating to the insolvency of debtors, the maximum liability of such Guarantor hereunder shall be limited to the greatest amount which can lawfully be guaranteed by such Guarantor under such laws, after giving effect to any rights of contribution, reimbursement and subrogation arising under this Section 13.07.
               13.08 Waiver. (a) The Guarantors waive any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. The Guarantors waive any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment in full in cash of the Guaranteed Obligations, based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full in cash of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower, or any other party, or any security, without affecting or impairing in any way the liability of the Guarantors hereunder except to the extent the Guaranteed Obligations have been paid in cash. The Guarantors waive any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower, or any other party or any security.

          (b) The Guarantors waive all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. The Guarantors assume all responsibility for being and keeping themselves informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Guarantors assume and incur hereunder, and agree that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise the Guarantors of information known to them regarding such circumstances or risks.
               13.09 Payment. All payments made by the Guarantors pursuant to this Section 13 shall be made in Dollars. All payments made by the Guarantors pursuant to this Section 13 will be made without setoff, counterclaim or other defense.
                    SECTION 14. Miscellaneous.
               14.01 Payment of Expenses, etc. The Borrower agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of Latham & Watkins LLP and the Administrative Agent’s local maritime counsel and the Administrative Agent’s consultants) and each of the Lenders in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent in connection with its syndication efforts with respect to this Agreement and of the Administrative Agent and each of the Lenders, the Administrative Agent and the Collateral Agent in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and counsel for each of the Lenders) (provided that, in each case, upon the request of the Administrative Agent or the applicable Lenders, the Borrower further agrees to pay any such amounts under this clause (i) in advance); (ii) pay and hold the Administrative Agent, the Collateral Agent and each of the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters, the performance of any obligation under this Agreement or any other Credit Document or any payment thereunder, and save the Administrative Agent, the Collateral Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, the Collateral Agent or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent, the Collateral Agent and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements)

incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Collateral Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the Release of Hazardous Materials by the Borrower or any of the Borrower’s Subsidiaries into the air, surface water or groundwater or on the surface or subsurface of any vessel or Real Property at any time owned, operated or occupied by the Borrower, or any of the Borrower’s Subsidiaries, the generation, storage, transportation, handling, disposal or Release of Hazardous Materials by the Borrower or any of the Borrower’s Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of the Borrower’s Subsidiaries, the non-compliance of any vessel or Real Property with Environmental Laws (including applicable permits thereunder) applicable to any vessel or Real Property, or any Environmental Claim asserted against the Borrower or any of the Borrower’s Subsidiaries, or any vessel or Real Property at any time owned, operated or occupied by the Borrower or any of the Borrower’s Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision) or caused by the actions or inactions of the Person to be indemnified. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the Collateral Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
               14.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 14.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

               14.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopier or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 14.03 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 14.03.
               14.04 Benefit of Agreement; Assignments; Participations.
          (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that the Borrower may not assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders, and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Loans and related outstanding Obligations hereunder except as provided in Sections 2.13 and 14.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 14.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder) or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Loan Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.
          (b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Loans and related outstanding Obligations hereunder to (i) (A) its parent company and/or any affiliate of such other Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (iii) to one or more Lenders or (y) assign all, or if less than all, a portion equal to at least $5.0 million in the aggregate for the assigning Lender or assigning Lenders, of such Loans and related outstanding Obligations hereunder to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the outstanding Loans of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender, new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised outstanding Loans, (iii) the consent of (x) the Administrative Agent and (y) so long as no Default or Event of Default is then in existence, the Borrower shall, in each case, be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed), (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 14.15. To the extent of any assignment pursuant to this Section 14.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Loans. At the time of each assignment pursuant to this Section 14.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 5.04(b)(ii) Certificate described in Section 5.04(b)) to the extent such forms would provide a complete exemption from or reduction in United States withholding tax. In addition, each respective assignee Lender that is not an “exempt recipient” (as such term is defined in Section 1.6049-4(c)(1)(ii) in the United States Treasury Regulations), as reasonably determined by the Borrower or the Administrative Agent, shall deliver such documentation

(including Form W-9) prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such assignee Lender is subject to backup withholding or information reporting requirements. To the extent that an assignment of all or any portion of a Lender’s Loans and related outstanding Obligations pursuant to Section 2.13 or this Section 14.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 or 3.06 or additional amounts or indemnification under Section 5.04 hereof from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs, additional amounts or indemnification (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).
          (c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.
               14.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.
               14.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
          (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
          (c) [Intentionally Omitted]
               14.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders to the extent, in each case, permitted by the terms of this Agreement); provided that, except as otherwise specifically provided herein, all computations of the Applicable Margin, and all computations and all definitions (including accounting terms) used in determining compliance with the Financial Covenants, shall utilize generally accepted accounting principles and policies in conformity with, and consistent with, those used to prepare the historical audited consolidated financial statements of the Borrower and its Subsidiaries referred to in Section 8.05(a).
          (b) All computations of interest and other Fees (as applicable) hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or other Fees are payable.
               14.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS PROVIDED IN CERTAIN OF THE VESSEL MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD

OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PERSON AT THE ADDRESS SET FORTH IN SECTION 14.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY HERETO.
          (b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
          (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
               14.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.
               14.10 Effectiveness. This Agreement shall become effective on the date (the “Amendment and Restatement Effective Date”) on which (i) the Borrower, the Administrative Agent, the Collateral Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and (ii) the conditions set forth in Section 15 are met to the satisfaction of the Administrative Agent and the Lenders. Unless the Administrative Agent has received actual notice from any Lender that the conditions contained in Section 15 have not been met to its reasonable satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Administrative Agent’s good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Amendment and Restatement Effective Date shall have been deemed to have occurred and all conditions contained in Section 15 shall be deemed satisfied or waived by the Administrative Agent and each Lender. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Amendment and Restatement Effective Date.
               14.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
               14.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (with Obligations being directly affected in the case of the following clause (i)), (i) extend the final scheduled maturity of any Loan or Note, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount, or extend the time of payment, of any Fees (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount of any Loan (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 14.07(a) shall not constitute a reduction in the rate of interest or the amount of Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 14.12, (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Loan Commitments on the Original Effective Date), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loan Commitments are included on the Original Effective Date) or (v) consent to the assignment or transfer by the Borrower of any of their respective rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Loan Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Loan Commitment of any Lender, and that an increase in the available portion of any Loan Commitment of any Lender shall not constitute an increase of the Loan Commitment of such Lender), (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent or (3) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.
          (b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 14.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) repay each outstanding Loan of such Lender in accordance with Section 5.01(b), provided that, unless the Loans that are repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders, provided further, that in any event, the Borrower shall not have the right to replace a Lender, terminate its Loan or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 14.12(a).
               14.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 14.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.
               14.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 14.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).
               14.15 Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 14.15, to maintain a register (the “Register”) on which it will record the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Loans and prior to such recordation all amounts owing to the transferor with respect to such Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 14.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 14.15.
               14.16 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 14.16, each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company or board of trustees in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 14.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 14.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 14.16, and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 14.16.
          (b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 14.16 to the same extent as such Lender.
               14.17 USA PATRIOT Act Notice. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act, and each Credit Party agrees to provide such information from time to time to any Lender.

               14.18 OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC. (i) EACH SECURED PARTY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE SECOND-LIEN NOTES COLLATERAL PURSUANT TO THE SECOND-LIEN NOTES DOCUMENTATION, WHICH LIENS SHALL BE REQUIRED TO BE SECOND IN PRIORITY TO THE LIENS CREATED PURSUANT TO THE CREDIT DOCUMENTS IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT. THE INTERCREDITOR AGREEMENT ALSO HAS OTHER PROVISIONS WHICH ARE BINDING UPON THE LENDERS AND THE HEDGING CREDITORS (AS DEFINED IN THE INTERCREDITOR AGREEMENT). PURSUANT TO THE EXPRESS TERMS OF SECTION 8.1 OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE CREDIT DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
     (ii) EACH SECURED CREDITOR AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF EACH SECURED CREDITOR, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.
     (iii) THE PROVISIONS OF THIS SECTION 14.18 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH SECURED CREDITOR IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT (AND NONE OF ITS AFFILIATES) MAKES ANY REPRESENTATION TO ANY SECURED CREDITOR AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.
               14.19 General Release; Indemnity. In consideration of, among other things, the execution and delivery of this Agreement by the Administrative Agent, the Collateral Agent and the Lenders, and any financial accommodations which the Administrative Agent, the Collateral Agent or any Lender elects to extend to the Borrower or any other Credit Party after the date hereof, each of the Borrower and the other Credit Parties, on behalf of itself and its successors and assigns (collectively, “Releasors”), hereby forever waives, releases and discharges to the fullest extent permitted by law, and hereby agrees to hold each Releasee (as defined below) harmless from, any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), causes of action, demands, suits, costs, expenses and damages (collectively, the “Claims”), that any Releasor now has, of whatsoever nature and kind, whether known or unknown, whether arising at law or in equity, against any or all of the Administrative Agent, the Collateral Agent, the Lenders, the Prior Administrative Agent, the Resigning Collateral Agent, the Issuing Lenders (as such term is defined in the

Existing Credit Facility) and the Previous Lenders, in each case, in any capacity and their respective affiliates, shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, consultants, agents, attorneys and other representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the Amendment and Restatement Effective Date. The receipt by Borrower or any other Credit Party of any Loans or other financial accommodations made by the Administrative Agent or any Lender after the date hereof shall constitute a ratification, adoption, and confirmation by Borrower and the other Credit Parties of the foregoing general releases of all Claims against any Releasee which are based in whole or in part on facts, whether or not now known or unknown, existing on or prior to the date of receipt of any such Loans or other financial accommodations. In entering into this Agreement, Borrower and the other Credit Parties have consulted with, and been represented by, legal counsel and expressly disclaim any reliance on any representations, acts or omissions by any of the Releasees and hereby agree and acknowledge that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof. The provisions of this Section shall survive the termination of this Agreement and the other Credit Documents and payment in full of the Obligations.
               14.20 Affirmation. Each of the parties hereto confirm, acknowledge and agree that this Agreement is an amendment and restatement of the Existing Credit Agreement and that the execution, delivery and performance of this Agreement does not create a novation of any obligations existing under the Existing Credit Agreement. Each of the Borrower and the Credit Parties confirms, acknowledges and agrees that this Agreement benefits from all collateral security executed in connection with, or in respect of, the Existing Credit Agreement and that the “Obligations” are secured by, and benefit from, all collateral security and guarantees included in the Credit Documents. Each of the Borrower and the Credit Parties hereby ratifies and confirms that all of the terms and conditions, representations and covenants contained in the Credit Documents shall remain in full force and effect after giving effect to the execution and effectiveness of this Agreement.
               14.21 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, renewed or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, renewals or modifications set forth herein or therein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
                    SECTION 15. Conditions Precedent to the Amendment and Restatement Effective Date. The occurrence of the Amendment and Restatement Effective Date pursuant to Section 14.10 is subject to the satisfaction of the following conditions:
               15.01 Fees, etc. On the Amendment and Restatement Effective Date, the Borrower shall have paid to the Administrative Agent and the Lenders all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses of outside legal counsel to the Administrative Agent) payable to the Administrative Agent and the Lenders to the extent then due.
               15.02 Opinions of Counsel. On the Amendment and Restatement Effective Date, the Administrative Agent shall have received from Vinson & Elkins LLP, New York counsel to each Credit Party, a favorable opinion reasonably satisfactory in form and substance to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders and dated the Amendment and Restatement Effective Date covering the matters set forth in Exhibit E and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.
               15.03 Assignment and Assumption Agreement. On or prior to the Amendment and Restatement Effective Date, each of the Tennenbaum Lenders shall have received from each of the Lenders party to the Existing Credit Agreement at the close of business on the Business Day immediately preceding the Amendment and Restatement Effective Date (such Lenders, the “Previous Lenders”), an Assignment and Assumption Agreement from each of such Previous Lender transferring the applicable percent of its Commitment to such Tennenbaum Lender, and the Administrative Agent, the Collateral Agent, the Borrower and the Credit Parties each hereby consent to the assignment occurring pursuant to each such Assignment and Assumption Agreement.
               15.04 Material Adverse Change. No occurrence, development or change that shall have occurred after the date of the Commitment Letter that, in the commercially reasonable judgment of the Tennenbaum Lenders, has had or could be reasonably expected to have a Material Adverse Effect.
               15.05 Previously Disclosed Matters. The Lenders shall not have become aware after the date of the Commitment Letter of any new or inconsistent information or other matter not previously disclosed to the Lenders in writing relating to the Credit Parties or their direct or indirect subsidiaries or the transactions contemplated by the Commitment Letter which the Lenders, in their commercially reasonable judgment, deem material and adverse relative to the information or other matters disclosed to the Lenders in writing prior to the date of the Commitment Letter.
               15.06 Certificates of Ownership; Searches; Class Certificates; Appraisal Reports; Mortgages. On the Amendment and Restatement Effective Date, the Administrative

Agent shall have received each of the following with respect to each Mortgaged Vessel being secured on such Amendment and Restatement Effective Date:
     (i) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of each Mortgaged Vessel by the Borrower or the relevant Guarantor;
     (ii) the results of maritime registry searches with respect to each Mortgaged Vessel, indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens;
     (iii) class certificates from a classification society listed on Schedule XV hereto or another classification society reasonably acceptable to the Collateral Agent, indicating that such Mortgaged Vessel meets the criteria specified in Section 8.24;
     (iv) a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the Credit Parties in respect of such Mortgaged Vessel, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds by similarly situated insurers for the protection of the Administrative Agent and/or the Lenders as mortgagee, (ii) conform with the insurance requirements of each respective Vessel Mortgage and (iii) include, without limitation, hull and machinery, war risks, protection and indemnity reimbursement of costs of mortgagee interest insurance (the “Required Insurance”).
               15.07 Approvals. On or prior to the Amendment and Restatement Effective Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the granting of Liens under the Credit Documents (other than the registration of the Vessel Mortgages in respect of the Collateral Vessels) shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the performance by the Credit Parties of the Credit Documents. On the Amendment and Restatement Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified, prohibiting or imposing materially adverse conditions upon the performance by the Credit Parties of their obligations under the Credit Documents.
               15.08 Security Documents. The Borrower shall have delivered to the Administrative Agent executed copies of the Blocked Account Agreement, the Deposit Account Control Agreement and the Pledge and Security Agreement, each in form and substance acceptable to the Administrative Agent.
               15.09 No Default; Representations and Warranties. At the time of the Amendment and Restatement Effective Date (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in each other Credit Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Amendment and Restatement Effective Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
               15.10 Financial Statements; Projections. On or prior to the Amendment and Restatement Effective Date, the Administrative Agent shall have received copies of an updated 13-week cash flow forecast, a monthly budget (the “Budget”) and business plan including Projections, which forecast, budget and Projections shall be in form and substance satisfactory to the Administrative Agent.
               15.11 Proof of Valid Security Interest. On or prior to the Amendment and Restatement Effective Date, the Borrower shall have provided, or caused to be provided to the Administrative Agent, reasonably satisfactory confirmation of validity, perfection and priority of liens and security interests provided under the Security Documents.
               15.12 Letters of Credit Facility. All existing letters of credit issued under the Existing Credit Agreement shall have been terminated or otherwise cash collateralized on terms reasonably acceptable to the Issuing Lender (as such term is defined in the Existing Credit Agreement) of such letters of credit and the Administrative Agent. The Lenders shall have received the acknowledgement of such Issuing Lender attached to this Agreement, pursuant to which acknowledgment such Issuing Lender shall acknowledge and agree (a) that all such letters of credit are no longer issued and outstanding under this Agreement, and (b) that the Administrative Agent, the Collateral Agent and the Lenders are released from any and all of their respective duties, liabilities and obligations in connection with the such letters of credit, including, without limitation, the obligation of the Lenders to participate in any such letters of credit or drawings thereunder.
               15.13 Officer Certificate. The Lenders shall have received a certificate, dated the Amendment and Restatement Effective Date, and signed by the chairman of the board, the chief executive officer, the president or any vice president of the Borrower (i) setting forth in reasonable detail the amount of all obligations which, pursuant to applicable law, could reasonably be expected to have a lien claim prior to the liens securing the Obligations pursuant to each of the Vessel Mortgages and (ii) certifying on behalf of the Borrower that all of the conditions set forth in this Section 15 have been satisfied on such date, other than those conditions which are subject to the satisfaction of the Lenders or the Administrative Agent.
               15.14 Proof of Insurance. On or prior to the Amendment and Restatement Effective Date, the Borrower shall have provided, or caused to be provided to the Administrative Agent, reasonably satisfactory proof of the type of insurance maintained as required under Section 9.03.
               15.15 Corporate Documents; Proceedings; etc..
     (a) On the Amendment and Restatement Effective Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Amendment and

Restatement Effective Date, signed by the chairman of the board, the chief executive officer, any managing director, the president or any vice president or director of such Credit Party, with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of such Credit Party and the resolutions of the governing authority of such Credit Party referred to in such certificate, and each of the foregoing shall be reasonably acceptable to the Administrative Agent
     (b) On the Amendment and Restatement Effective Date, all corporate, limited liability company, partnership and legal proceedings, and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents, shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate, limited liability company and partnership proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.
*      *       *

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.
Address:
3200 Southwest Fwy, Suite 2950
Houston, Texas 77057
Attention: Geoff Jones
Tel. No.: (713) 780-9926
Fax No.: (713) 750-0062

TRICO MARINE SERVICES, INC., as the Borrower
By:	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	President & Chief Operating Officer

TRICO MARINE ASSETS, INC., as a Guarantor
By:	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	President & Secretary

TRICO MARINE OPERATORS, INC., as a Guarantor
By:	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	President & Secretary

TRICO MARINE INTERNATIONAL, INC., as a Guarantor
By:	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	President & Secretary

TRICO MARINE SERVICES (HONG KONG) LIMITED, as a Guarantor
By:	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	President & Secretary
[Signature Pages]

COASTAL INLAND MARINE SERVICES LTD. as a Guarantor
By:	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	Director

SERVICIOS DE APOYO MARITIMO DE MEXICO, S. DE R.L. DE C.V., as a Guarantor
By:	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	Director

TRICO SERVICOS MARITIMOS LTDA. as a Guarantor
By:	/s/ Tomás Salazar
	Name:	Tomás Salazar
	Title:	General Manager

TRICO MARINE CAYMAN, L.P. as a Guarantor
By:	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	President & Chief Operating

TRICO HOLDCO, LLC as a Guarantor
By:	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	President & Chief Operating
[Signature Pages]

TRICO INTERNATIONAL HOLDINGS B.V. as a Guarantor
By:	/s/ Geoffrey Jones
	Name:	Geoffrey Jones
	Title:	Managing Director

TRICO MARINE INTERNATIONAL HOLDINGS B.V., as a Guarantor
By:	/s/ Geoffrey Jones
	Name:	Geoffrey Jones
	Title:	Managing Director

[Signature Pages]

Address:

Special Value Continuation Partners, LP
c/o Tennenbaum Capital Partners, LLC
2951 28th St, Suite 1000
Santa Monica, CA 90405
Attn: Howard Levkowitz and Liz Greenwood
Tel. No.: (310) 556-1000
Fax No.: (310) 899-4950

Tennenbaum Opportunities Partners V, LP
c/o Tennenbaum Capital Partners, LLC
2951 28th St, Suite 1000
Santa Monica, CA 90405
Attn: Howard Levkowitz and Liz Greenwood
Tel. No.: (310) 556-1000
Fax No.: (310) 899-4950

Tennenbaum DIP Opportunity Fund, LLC
c/o Tennenbaum Capital Partners, LLC
2951 28th St, Suite 1000
Santa Monica, CA 90405
Attn: Howard Levkowitz and Liz Greenwood
Tel. No.: (310) 556-1000
Fax No.: (310) 899-4950

Obsidian Agency Services, Inc.
2951 28th Street, Suite 1000
Santa Monica, CA 90405
Attn: Emily May or Pedro Urrutia
Telephone: (310) 566-1000
Facsimile: (310) 899-4950

SPECIAL VALUE CONTINUATION PARTNERS, LP,
as Lender
By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

By:	/s/ Howard M. Levkowitz
Howard M. Levkowitz
Managing Partner

TENNENBAUM OPPORTUNITIES PARTNERS V, LP,
as Lender
By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

By:	/s/ Howard M. Levkowitz
Howard M. Levkowitz
Managing Partner

TENNENBAUM DIP OPPORTUNITY FUND, LLC,
as Lender
By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

By:	/s/ Howard M. Levkowitz
Howard M. Levkowitz
Managing Partner

OBSIDIAN AGENCY SERVICES, INC.,
as Administrative Agent

By:	/s/ Howard M. Levkowitz
	Name:	Howard M. Levkowitz
	Title:	President

[Signature Pages]

437 Madison Avenue, 21st Floor
New York, New York 10022
USA
Attention: Loan Administration
Telephone: (212) 318-9632
Facsimile: (212) 421-4420

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Collateral Agent
By:	/s/ Gerald E. Chelius, Jr.
	Name:	Gerald E. Chelius, Jr.
	Title:	SVP Credit

By:	/s/ Henrik M. Steffensen
	Name:	Henrik M. Steffensen
	Title:	Senior Vice President

[Signature Pages]

     The undersigned hereby acknowledges and agrees (a) that all Letters of Credit (as such term is defined in the Existing Credit Agreement) are no longer issued and outstanding under this Agreement, and (b) that the Administrative Agent, the Collateral Agent and the Lenders are hereby released from any and all of their respective duties, liabilities and obligations in connection with the such Letters of Credit, including, without limitation, the obligation of the Lenders to participate in any such Letters of Credit or drawings thereunder.

NORDEA BANK NORGE ASA, CAYMAN ISLANDS BRANCH, as Issuing Lender under the Existing Credit Agreement
By:	/s/ Gerald E. Chelius, Jr.
	Name:	Gerald E. Chelius, Jr.
	Title:	SVP Credit

By:	/s/ Henrik M. Steffensen
	Name:	Henrik M. Steffensen
	Title:	Senior Vice President

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Issuing Lender under the Existing Credit Agreement
By:	/s/ Gerald E. Chelius, Jr.
	Name:	Gerald E. Chelius, Jr.
	Title:	SVP Credit

By:	/s/ Henrik M. Steffensen
	Name:	Henrik M. Steffensen
	Title:	Senior Vice President

[Signature Pages]